Exhibit 2.1



               Amended and Restated Agreement and Plan of Merger, dated as of April 29, 1996, by and among Provident
               Companies, Inc., Patriot Acquisition Corporation,
                        and The Paul Revere Corporation
                          (including exhibits thereto)


                                   (attached)

                                                                     Exhibit 2.1

                             AMENDED AND RESTATED
                         AGREEMENT AND PLAN OF MERGER
                                 BY AND AMONG
                           PROVIDENT COMPANIES, INC.
                        PATRIOT ACQUISITION CORPORATION
                                     and
                          THE PAUL REVERE CORPORATION

                             As of April 29, 1996


                               TABLE OF CONTENTS

RECITALS ..................................................       1

                       ARTICLE I

                 THE MERGER, EFFECTIVE TIME; CLOSING

1.1  The Merger............................................       2
1.2  Effective Time........................................       2
1.3  Closing...............................................       3

                       ARTICLE II

                    SURVIVING CORPORATION

2.1  Articles of Organization..............................       3
2.2  By-Laws...............................................       3
2.3  Directors.............................................       3
2.4  Officers..............................................       4

                       ARTICLE III

           MERGER CONSIDERATION; ELECTION; CONVERSION OR
         CANCELLATION OF SHARES IN THE MERGER; OTHER PAYMENT

3.1  Merger Consideration; Election; Conversion or
     Cancellation of Shares, SARs and Performance
     Share Units in the Merger.............................       4
3.2  Election Procedures...................................       8
3.3  Payment for Shares in the Merger......................       9
3.4  Dividends.............................................      11
3.5  No Fractional Securities..............................      12
3.6  Transfer of Shares After the Effective Time...........      12

                       ARTICLE IV

      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1  Corporate Organization and Qualification..............      12
4.2  Capitalization........................................      14
4.3  Authority Relative to This Agreement..................      14
4.4  Consents and Approvals; No Violation..................      15
4.5  SEC Reports; Financial Statements.....................      17

     4.6  Statutory Statements . . . . . . . . . . . . . . . .  17
     4.7  Absence of Certain Changes or Events . . . . . . . .  18
     4.8  Litigation . . . . . . . . . . . . . . . . . . . . .  18
     4.9  No Regulatory Disqualifications  . . . . . . . . . .  19
     4.10 Joint Proxy Statement-Prospectus . . . . . . . . . .  19
     4.11 Taxes  . . . . . . . . . . . . . . . . . . . . . . .  20
     4.12 Employee Benefit Plans; Labor Matters  . . . . . . .  21
     4.13 Environmental Laws and Regulations . . . . . . . . .  24
     4.14 Company Intellectual Property  . . . . . . . . . . .  25
     4.15 Brokers and Finders  . . . . . . . . . . . . . . . .  25
     4.16 Opinion of Financial Advisors  . . . . . . . . . . .  26
     4.17 Title to Property  . . . . . . . . . . . . . . . . .  26
     4.18 Insurance  . . . . . . . . . . . . . . . . . . . . .  27
     4.19 No Default . . . . . . . . . . . . . . . . . . . . .  27
     4.20 Noncompliance with Laws  . . . . . . . . . . . . . .  28

                               ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

     5.1  Corporate Organization and Qualification . . . . . .  28
     5.2  Capitalization . . . . . . . . . . . . . . . . . . .  30
     5.3  Authority Relative to This Agreement . . . . . . . .  30
     5.4  Consents and Approvals; No Violation . . . . . . . .  31
     5.5  Financing  . . . . . . . . . . . . . . . . . . . . .  32
     5.6  SEC Reports; Financial Statements  . . . . . . . . .  32
     5.7  Statutory Statements . . . . . . . . . . . . . . . .  33
     5.8  Absence of Certain Changes or Events . . . . . . . .  34
     5.9  Interim Operations of Newco  . . . . . . . . . . . .  34
     5.10 Litigation . . . . . . . . . . . . . . . . . . . . .  34
     5.11 No Regulatory Disqualifications  . . . . . . . . . .  34
     5.12 Joint Proxy Statement-Prospectus . . . . . . . . . .  34
     5.13 Taxes  . . . . . . . . . . . . . . . . . . . . . . .  35
     5.14 Employee Benefit Plans; Labor Matters  . . . . . . .  36
     5.15 Environmental Laws and Regulations . . . . . . . . .  38
     5.16 Parent Intellectual Property . . . . . . . . . . . .  39
     5.17 Title to Property  . . . . . . . . . . . . . . . . .  40
     5.18 Insurance  . . . . . . . . . . . . . . . . . . . . .  41
     5.19 Ownership of Shares  . . . . . . . . . . . . . . . .  41
     5.20 Brokers and Finders  . . . . . . . . . . . . . . . .  41
     5.21 No Default . . . . . . . . . . . . . . . . . . . . .  41
     5.22 Noncompliance with Laws  . . . . . . . . . . . . . .  42

                              ARTICLE VI

                  ADDITIONAL COVENANTS AND AGREEMENTS

     6.1  Conduct of Business of the Company . . . . . . . . .  43
     6.2  Conduct of Business of Parent  . . . . . . . . . . .  48
     6.3  Alternative Proposals  . . . . . . . . . . . . . .    51
     6.4  Joint Proxy Statement-Prospectus; Registration
            Statement  . . . . . . . . . . . . . . . . . . . .  52
     6.5  Stock Exchange Listing . . . . . . . . . . . . . . .  53
     6.6  [Intentionally Omitted]  . . . . . . . . . . . . . .  53
     6.7  Stockholders' Approvals  . . . . . . . . . . . . .    53
     6.8  Satisfaction of Conditions, Receipt of Necessary
            Approvals  . . . . . . . . . . . . . . . . . . . .  54
     6.9  Access to Information  . . . . . . . . . . . . . . .  55
     6.10 Publicity  . . . . . . . . . . . . . . . . . . . .    56

     6.11 Indemnification of Directors and Officers  . . . . .  56
     6.12 Employees  . . . . . . . . . . . . . . . . . . . . .  57
     6.13 Conduct of Business of Newco . . . . . . . . . . . .  59
     6.14 Rights Agreement . . . . . . . . . . . . . . . . .    59
     6.15 Compliance with the Securities Act . . . . . . . . .  59

                              ARTICLE VII

               CONDITIONS TO CONSUMMATION OF THE MERGER

     7.1  Conditions to Each Party's Obligations to Effect
            the Merger . . . . . . . . . . . . . . . . . . . .  60
     7.2  Additional Conditions to the Obligations of Parent
             and Newco . . . . . . . . . . . . . . . . . . .    62
     7.3  Additional Conditions to the Obligations of the
             Company . . . . . . . . . . . . . . . . . . . .    63

                             ARTICLE VIII

                              TERMINATION

     8.1  Termination by Mutual Consent  . . . . . . . . . .    64
     8.2  Termination by Either Parent or the Company  . . .    64
     8.3  Termination by Parent  . . . . . . . . . . . . . .    65
     8.4  Termination by the Company . . . . . . . . . . . .    65
     8.5  Effect of Termination  . . . . . . . . . . . . . .    67

                              ARTICLE IX

                       MISCELLANEOUS AND GENERAL

     9.1  Payment of Expenses and Other Payments . . . . . .    68
     9.2  Survival of Representations and Covenants;
             Survival of Confidentiality Agreements  . . . .    68
     9.3  Modification or Amendment  . . . . . . . . . . . .    68
     9.4  Waiver and Extension . . . . . . . . . . . . . . .    69
     9.5  Counterparts . . . . . . . . . . . . . . . . . . .    69
     9.6  Governing Law  . . . . . . . . . . . . . . . . . .    69
     9.7  Notices  . . . . . . . . . . . . . . . . . . . . .    69
     9.8  Entire Agreement; Assignment . . . . . . . . . . .    71
     9.9  Parties in Interest  . . . . . . . . . . . . . . .    71
     9.10 Certain Definitions  . . . . . . . . . . . . . . .    71
     9.11 Obligation of Parent . . . . . . . . . . . . . . .    75
     9.12 Validity . . . . . . . . . . . . . . . . . . . . .    75
     9.13 Captions . . . . . . . . . . . . . . . . . . . . .    75

     EXHIBIT A -- Amended and Restated Textron Voting Agreement
     EXHIBIT B -- Amended and Restated Separation Agreement
     EXHIBIT C -- Standstill Agreement
     EXHIBIT D -- Registration Rights Agreement
     EXHIBIT E -- Amended and Restated Provident Voting Agreement



               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                AMENDED AND RESTATED AGREEMENT AND PLAN OF
     MERGER (this "Agreement"), dated as of April 29, 1996, by and among Provident Companies, Inc., a Delaware corporation ("Parent"), Patriot Acquisition Corporation, a Massachusetts corporation and a wholly owned subsidiary of Parent ("Newco"), and The Paul Revere Corporation, a Massachusetts corporation (the "Company").

                              RECITALS

                WHEREAS, the respective Boards of Directors of Parent, Newco and the Company have, subject to the conditions of this Agreement, determined that the Merger (as defined in Section 1.1) is in the best interests of their respective stockholders and approved this Agreement and the transactions contemplated hereby; and

                WHEREAS, in consideration of the transactions contemplated hereby and in order to induce Parent and Newco to enter into this Agreement, Textron Inc. ("Textron") has agreed to (i) execute and deliver to Parent an Amended and Restated Voting Agreement (the "Textron Voting Agreement") in the form attached hereto as Exhibit A, (ii) execute and deliver to Parent and the Company an Amended and Restated Separation Agreement (the "Separation Agreement") in the form attached hereto as Exhibit B and (iii) execute and deliver to Parent a Standstill Agreement in the form attached hereto as Exhibit C; and

                WHEREAS, in connection with and in
     consideration of the transactions contemplated hereby
     Parent and Textron are entering into a Registration
     Rights Agreement in the form attached hereto as Exhibit
     D; and

                WHEREAS, in consideration of the transactions contemplated hereby and in order to induce the Company to enter into this Agreement and Textron to enter into the Textron Voting Agreement, certain stockholders of Parent have agreed to execute and deliver to Textron and the Company an Amended and Restated Voting Agreement in the form attached hereto as Exhibit E; and

                WHEREAS, Parent, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger;

                WHEREAS, on April 29, 1996 the parties hereto signed the original Agreement and Plan of Merger and such parties desire to amend and restate such Agreement as of such date; and

                WHEREAS, this Amended and Restated Agreement and Plan of Merger is being executed on November 5, 1996 as of April 29, 1996;

                NOW, THEREFORE, in consideration of the
     foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Parent, Newco and the Company hereby agree as follows:

                             ARTICLE I

                THE MERGER; EFFECTIVE TIME; CLOSING

               1.1  The Merger.  Subject to the terms and
     conditions of this Agreement, at the Effective Time (as defined in Section 1.2), the Company and Newco shall consummate a merger (the "Merger") pursuant to which (a) Newco shall be merged with and into the Company and the separate corporate existence of Newco shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the Laws (as defined in Section 9.10) of the Commonwealth of Massachusetts and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Massachusetts Business Corporation Law (the "MBCL").

               1.2  Effective Time.  Parent, Newco and the
     Company will cause appropriate Articles of Merger (the "Articles of Merger") to be executed and filed on the date of the Closing (as defined in Section 1.3) (or on such other date as Parent and the Company may agree) with the Secretary of State of the Commonwealth of Massachusetts as provided in the MBCL. The Merger shall become effective at the time at which the Articles of Merger have been duly filed with the Secretary of State of the Commonwealth of Massachusetts or such time as is agreed upon by the parties and specified in the Articles of Merger, and such time is hereinafter referred to as the "Effective Time."

               1.3 Closing. The Company shall as promptly as practicable notify Parent, and Parent and Newco shall as promptly as practicable notify the Company, when the conditions to such party's or parties' obligation to effect the Merger contained in Section 7.1 have been satisfied or waived. The closing of the Merger (the "Closing") shall take place (a) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, Boston, Massachusetts, at 10:00 a.m., Boston time, on the sixth business day after the later of these notices has been given (the "Closing Date") or (b) at such other place, time and date as Parent and the Company may agree.

                             ARTICLE II

                       SURVIVING CORPORATION

               2.1 Articles of Organization. The Articles of Organization of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation until thereafter amended as provided by Law and such Articles of Organization.

               2.2 By-Laws. The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by Law, the Articles of Organization of the Surviving Corporation and such By-Laws.

               2.3 Directors. The directors of Newco at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Organization and By-Laws.

               2.4  Officers.  The officers of Newco at the
     Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Organization and By-Laws.

                            ARTICLE III

           MERGER CONSIDERATION; ELECTION; CONVERSION OR
        CANCELLATION OF SHARES IN THE MERGER; OTHER PAYMENT

               3.1 Merger Consideration; Election; Conversion or Cancellation of Shares, SARs and Performance Share
     Units in the Merger.

                    (a)  (i) At the Effective Time, each share
          of the Company's common stock, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time (collectively, the "Shares"), other than Dissenting Shares (as defined in Section 3.1(g)), any Shares owned by Textron and Shares to be cancelled and retired pursuant to Section 3.1(b), shall, by virtue of the Merger and without any action on the part of Parent, Newco, the Company or the holder thereof, be cancelled and extinguished and converted into the right to receive, pursuant to
          Section 3.2, any one of the following, payable to the holder of such Share without interest thereon, less any required withholding of taxes, upon surrender of the certificate formerly representing such Share (a "Certificate") in accordance with
          Section 3.2(b), in each case as such holder shall elect in accordance with Section 3.2(a):

                    (x)  $26.00 in cash (the "Cash Price"),
               without interest thereon (the "Cash
               Consideration");

                    (y)  a number of shares of common stock,
               par value $1.00 per share, of Parent (the

               "Parent Common Stock") equal to the product of 26 and the Exchange Ratio (as defined below)
               (the "Stock Consideration"); or

                    (z)  $20.00 in cash plus a number of
               shares of Parent Common Stock equal to the product of 6 and the Exchange Ratio (the "Mixed
               Consideration").

               (ii) At the Effective Time, each Share owned by Textron shall, by virtue of the Merger and without any action on the part of Parent, Newco, the Company or Textron, be cancelled and extinguished and converted into the right to receive $20.00 in cash plus a number of shares of Parent Common Stock equal to the product of 6 and the Textron Exchange Ratio (as defined below) (the "Textron Consideration"), payable to Textron without interest thereon, less any required withholding of taxes, upon surrender of the Certificate formerly representing such Share in accordance with Section 3.2(b) (it being understood that Textron shall not be entitled to make any election otherwise available to holders of Shares pursuant to Section 3.2(b)).

     Each of any such form of consideration elected by a holder of Shares and the Textron Consideration is referred to herein as the "Merger Consideration," and the aggregate of all Merger Consideration to be paid to holders of Shares (including Textron) in connection with the Merger is referred to hereinafter as the "Aggregate Merger Consideration." The exchange ratio for determining the number of shares of Parent Common Stock to be issued in exchange for each Share held by a holder of Shares who elects to receive the Stock Consideration and/or the Mixed Consideration, as the case may be (the "Exchange Ratio"), shall be determined by dividing $1.00 by the average of closing prices for the Parent Common Stock as reported in the New York Stock Exchange, Inc. ("NYSE") Composite Transactions for the twenty Trading Days (as defined herein) ending on the fifth Trading Day prior to the Effective Time as reported in The Wall Street Journal, except that the Exchange Ratio shall under no circumstances be higher than 0.0343 or lower than 0.0295. Notwithstanding the foregoing, the exchange ratio for determining the number of shares of Parent Common Stock to be issued in exchange for each Share owned by Textron (the "Textron Exchange Ratio") shall be determined by dividing $1.00 by the average of closing prices for the Parent Common Stock as reported in the NYSE Composite Transactions for the twenty Trading Days ending on the fifth Trading Day prior to the Effective Time as reported in The Wall Street Journal, except that the Textron Exchange Ratio shall under no circumstances be higher than 0.0343 or lower than 0.0263. As used in this Agreement, "Trading Day" means a day on which the NYSE is open for trading. All Shares converted or exchanged into the Merger Consideration shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate shall thereafter represent the right to receive, upon the surrender of such Certificate in accordance with the provisions of Sections 3.2(b) and 3.3, only the applicable Merger Consideration. The holders of such Certificates shall cease to have any rights with respect to Shares except as otherwise provided herein or by law.

                    (b)  At the Effective Time, each Share, if
     any, issued and outstanding and owned by any of Parent, Newco, any direct or indirect wholly owned subsidiary of Parent or any direct or indirect wholly owned subsidiary of the Company (except in a custodial or fiduciary capacity) and any authorized but unissued shares of common stock of the Company held by the Company immediately prior to the Effective Time shall cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

                    (c)  At the Effective Time, each share of
     common stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                    (d)  Each stock appreciation right ("SAR")
     granted pursuant to the Company's 1993 Long-Term Incentive Plan (the "Plan") which is outstanding immediately prior to the Effective Time, whether or not such SAR is then vested or exercisable, shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive in cash an amount equal to (i) the difference (if positive) between (A) the Cash Price and (B) the exercise price of such SAR multiplied by (ii) the number of Shares subject to such SAR. If the difference between
     (A) the Cash Price and (B) the exercise price of a SAR is zero or less, such SAR shall, by virtue of the Merger, and without any action on the part of the holder thereof, be canceled and no consideration shall be issued in exchange therefor.

                    (e)  Each performance share unit
     ("Performance Share Unit") granted pursuant to the Plan for which the applicable Award Period (as defined in the Plan) has not yet expired as of the time immediately prior to the Effective Time, whether or not the applicable Performance Targets or Performance Measures (as such terms are defined in the Plan) are accomplished as of such time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive in cash an amount equal to the Cash Price.

                    (f)  At the Effective Time, each SAR and
     Performance Share Unit shall no longer represent the right to acquire Shares, but in lieu thereof shall represent only the nontransferable right to receive the payments referred to in Sections 3.1(d) and (e). Prior to the Effective Time, the Company shall (i) use its reasonable efforts to obtain any Consents from holders of SARs and Performance Share Units granted pursuant to the Plan and (ii) make any amendments to the terms of the Plan that, in the case of either clauses (i) or (ii), are necessary to give effect to the conversions contemplated by Section 3.1(d) and (e). Notwithstanding any other provision of this Section 3.1, payment may be withheld in respect of any SAR or Performance Share Unit until any necessary Consents are obtained.

                    (g)  Notwithstanding anything in this
     Agreement to the contrary, any issued and outstanding Shares held by a stockholder who objects to the Merger
     (a "Dissenting Stockholder") and complies with the provisions of the MBCL concerning the rights of holders of Shares to dissent from the Merger and require appraisal of such Shares ("Dissenting Shares") shall not be converted as described in this Section 3.1 but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the MBCL. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the MBCL, or if Parent otherwise consents thereto, each of such stockholder's Dissenting Shares shall be treated as a Non-Election Share (as defined in Section 3.2) for purposes of Section
     3.2 and shall, accordingly, be deemed to be converted as of the Effective Time into the right to receive the Cash Consideration. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisals of Shares and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

               3.2  Election Procedures.

                    (a)  Each record holder of Shares (other
     than Dissenting Shares, if any, Shares owned by Textron and shares to be cancelled in accordance with Section 3.1(b)) issued and outstanding immediately prior to the Effective Time shall be entitled to submit a request specifying the portion of such record holder's Shares which such record holder desires to have converted into
     (i) the Cash Consideration (a "Cash Election"), (ii) the Stock Consideration (a "Stock Election") or (iii) the Mixed Consideration (a "Mixed Election"), or to indicate that such record holder has no preference as to the receipt of Cash Consideration, Stock Consideration or Mixed Consideration for such Shares (a "Non-Election"). Shares in respect of which a Non-Election is made (including Shares in respect of which such an election is deemed to have been made pursuant to this Section 3.2(a) and Section 3.1(g)) (collectively, "Non-Election Shares") shall be deemed to be Shares in respect of which a Cash

     Election has been made.

                    (b)  Elections pursuant to Section 3.2(a)
     shall be made on the form of letter of transmittal and form of election (the "Letter of Transmittal and Form of Election") to be provided by the Paying Agent (as defined in Section 3.3(a)) to holders of record of Shares, together with instructions for use in effecting the surrender of the Certificates for payment therefor, as soon as practicable following the Effective Time. The Letter of Transmittal and Form of Election shall specify that delivery shall be effected, and risk of loss and title to the Certificates transmitted therewith shall pass, only upon proper delivery of the Certificates to the Paying Agent. Elections shall be made by mailing to the Paying Agent a duly completed Letter of Transmittal and Form of Election in accordance with Section 3.3(b). To be effective, a Letter of Transmittal and Form of Election must be (i) properly completed, signed and submitted to the Paying Agent at its designated office and (ii) accompanied by the Certificates representing the Shares as to which the election is being made (or by an appropriate guarantee of delivery of such Certificates by a commercial bank or trust company in the United States or a member of a registered national security exchange or of the National Association of Securities Dealers, Inc., provided such Certificates are in fact delivered to the Paying Agent within eight Trading Days after the date of execution of such guarantee of delivery). The Company shall determine, in its sole and absolute discretion, which authority it may delegate in whole or in part to the Paying Agent, whether any Letter of Transmittal and Form of Election has been properly completed, signed and submitted or revoked. The decision of the Company (or the Paying Agent, as the case may be) in such matters shall be conclusive and binding. Neither the Company nor the Paying Agent will be under any obligation to notify any person of any defect in a Letter of Transmittal and Form of Election submitted to the Paying Agent.

               3.3  Payment for Shares in the Merger.

                    (a)  At the Effective Time, Parent shall
     deposit or cause to be deposited with First Chicago Trust Company of New York or another bank or trust company located in the United States with assets in excess of $500,000,000 selected by Parent after consultation with the Company (the "Paying Agent"), for the benefit of holders of Shares the Aggregate Merger Consideration plus cash in an amount sufficient to make cash payments in lieu of fractional shares pursuant to Section 3.5 and any applicable dividends or distributions pursuant to
     Section 3.4. The cash amounts referred to in the immediately preceding sentence shall consist of immediately available funds (such funds hereinafter referred to as the "Exchange Fund"). The Paying Agent shall, pursuant to irrevocable instructions, (x) deliver to each holder of Shares, in accordance with this Section 3.3, the cash portion of such holder's Merger

     Consideration out of the Exchange Fund, and the Exchange Fund, other than any interest thereon (which shall be retained by Parent), shall not be used for any other purpose, and (y) deliver the Parent Common Stock portion of such holder's Merger Consideration (if any) out of the shares of Parent Common Stock deposited with the Paying Agent by Parent for the benefit of holders of Shares.
     The Exchange Fund shall be invested by the Paying Agent, as directed by Parent, provided that such investments shall be limited to (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated of the highest quality by Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Ratings Group, a division of McGraw-Hill Inc. ("S&P"), and (iv) certificates of deposit issued by a commercial bank whose long-term debt obligations are rated at least A2 by Moody's or at least A by S&P, in each case having a maturity not in excess of one year; provided, that nothing herein shall affect the obligation of Parent to pay the full cash portion of the Merger Consideration and any other cash amounts due to a holder hereunder.

                    (b)  Upon surrender of Certificates for
     cancellation to the Paying Agent, together with such Letter of Transmittal and Form of Election duly completed and executed and any other documents required by such instructions, the holder of such Certificates shall be entitled to receive for each of the Shares formerly represented by such Certificates (x) the Merger Consideration elected by such holder pursuant to Section 3.2(b) (or, in the case of Textron, the Textron Consideration), (y) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.5, and (z) any dividends or distributions to which such holder may be entitled pursuant to Section 3.4, in each such case without any interest thereon and less any required withholding of taxes, and the Certificates so surrendered shall forthwith be cancelled. If payment is to be made to a person other than the person in whose name a Certificate so surrendered is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Paying Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.3(b), each Certificate (other than Certificates representing Shares held in the Company's treasury or by Parent, Newco, any direct or indirect wholly owned subsidiary of Parent or any direct or indirect wholly owned subsidiary of the Company) shall represent for all purposes only the right to receive for each Share represented thereby the applicable Merger Consideration.

                    (c)  At any time following the sixth month
     after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund and all shares of Parent Common Stock deposited with the Paying Agent pursuant to Section 3.3(a) which had not been disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate or the Shares formerly represented thereby to a public official pursuant to any abandoned property, escheat or other similar Law.

                    (d)  Cash payments made pursuant to
     Section 3.1 for SARs and Performance Share Units shall be made by the Company at the Effective Time.

               3.4 Dividends. No dividends or distributions that are declared on shares of Parent Common Stock will be paid to persons entitled to receive certificates representing shares of Parent Common Stock until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such shares of Parent Common Stock shall be issued, any dividends or distributions with respect to such shares of Parent Common Stock which have a record date on or after the Effective Time and shall have become payable between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends or distributions be entitled to receive interest thereon.

               3.5 No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of Shares who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of such holder's Certificates will be entitled to receive a cash payment (without interest) determined by multiplying (i) the fractional interest to which such holder would otherwise be entitled (after taking into account all Shares then held of record by such holder) and (ii) the average of the per share closing prices for the Parent Common Stock as reported in the NYSE Composite Transactions for the ten Trading Days immediately preceding the Effective Time as reported in The Wall Street Journal.

               3.6  Transfer of Shares After the Effective
     Time. No transfers of Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

                             ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES
                           OF THE COMPANY

               The Company represents and warrants to Parent and Newco that:

               4.1  Corporate Organization and Qualification.

                    (a)  Each of the Company and each
     subsidiary of the Company (collectively, the "Company Subsidiaries") is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing is not reasonably likely to have a Company Material Adverse Effect (as defined in Section 9.10). Each of the Company and each of the Company Subsidiaries has all requisite corporate power and authority and all necessary governmental Consents (as defined in Section 9.10) to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority is not reasonably likely to have a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the Articles of Organization or Articles of or Certificate of Incorporation, as the case may be, and By-Laws of it and each Company Subsidiary as in effect as of the date hereof.

                    (b)  The Company conducts its insurance
     operations through The Paul Revere Life Insurance Company, The Paul Revere Protective Life Insurance Company and The Paul Revere Variable Annuity Insurance Company (collectively, the "Company Insurance Subsidiaries"). Except as disclosed in Section 4.1(b) of the disclosure schedule being delivered to Parent by the Company with this Agreement (as amended and restated as of November 5, 1996, the "Company Disclosure Schedule"), each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements (as hereinafter defined), except, in any such case, where the failure to be so licensed or authorized is not reasonably likely to result in a Company Material Adverse Effect.

                    (c)  Except for the Company Subsidiaries
     and as set forth in the Company 1995 SAP Statements (as defined in Section 4.6) or in Section 4.1(c) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity that directly or indirectly conducts any activity which is material to the Company.

               4.2  Capitalization.  The authorized capital
     stock of the Company consists of: (i) 100,000,000 Shares, of which, as of the date of the Agreement, 45,000,000 shares were issued and outstanding, of which 37,500,000 Shares were owned by Textron free and clear of all Liens (as defined in Section 9.10), and (ii) 5,000,000 shares of preferred stock, no par value per share, none of which, as of the date of this Agreement, were issued and outstanding. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Section 4.2 of the Company Disclosure Schedule, as of the date hereof all outstanding shares of capital stock of the Company Subsidiaries are owned by the Company or a direct or indirect wholly owned subsidiary of the Company, free and clear of all Liens. Except as set forth on Section 4.2 of the Company Disclosure Schedule, there are not as of the date hereof any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character to which the Company or any of the Company Subsidiaries is a party or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of the Company Subsidiaries.

               4.3 Authority Relative to This Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the holders of two-thirds of the outstanding Shares in accordance with the MBCL, to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Agreement by the holders of two-thirds of the outstanding

     Shares in accordance with the MBCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Newco, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The Company has taken, or will take in accordance with Section 6.14, all action necessary to ensure that, so long as this Agreement shall not have been terminated pursuant to Article VIII hereof, no "Rights" (as that term is defined in that certain Rights Agreement dated as of September 23, 1993 (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, a New York corporation) are issued or required to be issued to the stockholders of the Company by virtue of the execution and delivery of this Agreement or the Textron Voting Agreement. The Company and each Company Subsidiary have taken all necessary action to exempt the transactions contemplated by this Agreement and the Textron Voting Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share" or other state anti-takeover Laws (collectively, "Takeover Laws"), including, without limitation, Chapters 110C, 110D, 110E and 110F of the Massachusetts General Laws. Each of the Company and each Company Subsidiary has taken all action so that the entering into of this Agreement and the Textron Voting Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the Textron Voting Agreement do not and will not result in the grant of any rights to any person under the Articles of Organization or Articles or Certificate of Incorporation, By-Laws or other governing instruments of the Company or any Company Subsidiary or restrict or impair the ability of Parent or any of its subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of the Company or any Company Subsidiary that may be directly or indirectly acquired or controlled by it or to otherwise engage in transactions with the Company or any Company Subsidiary.

               4.4  Consents and Approvals; No Violation.
     Neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the respective Articles of Organization or Certificate of Incorporation, as the case may be, or respective By-Laws of the Company or any of the Company Subsidiaries; (b) except as set forth in Section 4.4 of the Company Disclosure Schedule, require any Consent of any governmental or regulatory authority, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) pursuant to the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (iii) the filing of the Articles of Merger pursuant to the MBCL and appropriate documents with the relevant authorities of other states in which the Company or any of the Company Subsidiaries is authorized to do business, (iv) as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (v) the filing of appropriate documents with, and approval of, the respective Commissioners of Insurance of the Commonwealth of Massachusetts and the States of Delaware and New York and such Consents as may be required under the insurance laws of any state in which the Company or any of the Company Subsidiaries is domiciled or does business or in which Parent or any of the Parent Subsidiaries is domiciled or does business, (vi) such Consents as may be required under the Laws of Canada or any of the provinces thereof or (vii) where the failure to obtain such Consents is not reasonably likely to have a Company Material Adverse Effect; (c) except as set forth in Section 4.4 of the Company Disclosure Schedule or except for any Default relating to an investment advisory agreement with the Paul Revere Variable Annuity Contract Accumulation Fund, result in a Default (as defined in Section 9.10) under any of the terms, conditions or provisions of any Contract (as defined in Section 9.10) or Permit (as defined in Section 9.10) to which the Company or any of the Company Subsidiaries or any of their respective assets may be bound, except for such Defaults as to which requisite waivers or consents have been obtained or which are not reasonably likely to have a Company Material Adverse Effect; or (d) assuming the Consents and Permits referred to in this Section 4.4 are duly and timely obtained or made and the approval of this Agreement by the Company's stockholders has been obtained, violate any Order (as defined in Section 9.10) or Law applicable to the Company or any of the Company Subsidiaries or any of their respective assets, except for violations which are not reasonably likely to have a Company Material Adverse Effect.

               4.5  SEC Reports; Financial Statements.

                    (a)  Except as disclosed in Section 4.5 of
     the Company Disclosure Schedule, the Company has timely filed all reports required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1994 pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which as of their respective dates, complied in all material respects with applicable requirements of the Exchange Act (collectively, the "Company SEC Reports"). Except as disclosed in Section 4.5 of the Company Disclosure Schedule, none of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                    (b)  Except as set forth in Section 4.5 of
     the Company Disclosure Schedule, the consolidated statements of financial position and the related consolidated statements of operations, stockholders' equity and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the consolidated financial position of the Company as of their respective dates, and the consolidated results of its operations and its cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

               4.6 Statutory Statements. Each of the Company Insurance Subsidiaries has filed all annual or quarterly statements, together with all exhibits and schedules thereto, required to be filed with or submitted to the appropriate regulatory authorities of the jurisdiction in which it is domiciled on forms prescribed or permitted by such authority (collectively, the "Company SAP Statements"). Except as set forth in Section 4.6 of the Company Disclosure Schedule, financial statements included in the Company SAP Statements and prepared on a statutory basis, including the notes thereto, have been prepared in all material respects in accordance with accounting practices prescribed or permitted by applicable state regulatory authorities in effect as of the date of the respective statements and such accounting practices have been applied on a substantially consistent basis throughout the periods involved, except as expressly set forth in the notes or schedules thereto, and such financial statements present fairly the respective statutory financial positions and results of operation of each of the Company Insurance Subsidiaries as of their respective dates and for the respective periods presented therein. The Company SAP Statements for the year ended December 31, 1995 are referred to herein as the "Company 1995 SAP Statements."

               4.7  Absence of Certain Changes or Events.
     Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, or as set forth in
     Section 4.7 of the Company Disclosure Schedule or as a consequence of, or as contemplated by this Agreement, since December 31, 1995, the business of the Company has been carried on only in the ordinary and usual course, and other than in the ordinary course of business, there has not occurred any change which has resulted or is reasonably likely to result in a Company Material Adverse Effect. Since December 31, 1995, neither the Company nor any of the Company Subsidiaries has, other than in the ordinary course of business consistent with past practice, incurred any material indebtedness for borrowed money or guaranteed any such indebtedness or made any material loans, advances or capital contributions to, or material investments in, any other person other than the Company or any Company Subsidiary.

               4.8  Litigation.  Except as set forth in
     Section 4.8 of the Company Disclosure Schedule, the Company SEC Reports filed prior to the date of this Agreement accurately disclose in all material respects all Litigation (as defined in Section 9.10) pending or, to the knowledge of the Company, threatened, the outcome of which is reasonably likely to have a Company Material Adverse Effect.

               4.9 No Regulatory Disqualifications. To the knowledge of the Company, except as set forth in Section
     4.9 of the Company Disclosure Schedule, no event has occurred or condition exists or, to the extent it is within the reasonable control of the Company, will occur or exist with respect to the Company that, in connection with obtaining any regulatory Consents required for the Merger, would cause the Company to fail to satisfy on its face any applicable statute or written regulation of any applicable insurance regulatory authority, which is reasonably likely to adversely affect the Company's ability to consummate the transactions contemplated hereby.

               4.10 Joint Proxy Statement-Prospectus. Except as set forth in Section 4.10 of the Company Disclosure Schedule, none of the information to be supplied by and relating to the Company for inclusion or incorporation by reference in (i) the Registration Statement to be filed with the SEC by Parent on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of registering the shares of Parent Common Stock to be issued in connection with the Merger (the "Registration Statement") or (ii) the Joint Proxy Statement-Prospectus (as defined in Section 6.4) will, in the case of the Registration Statement, at the time it becomes effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or, in the case of the Joint Proxy Statement-Prospectus, at the time of the mailing of the Joint Proxy Statement-Prospectus to the Company's and Parent's respective stockholders (or, in the case of any amendment or supplement thereto, at the time of mailing of such amendment or supplement, as the case may be) and at the time of the stockholder meeting of the Company contemplated by Section 6.7(a) and at the

     Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its subsidiaries should occur which is required to be described in a supplement to the Joint Proxy Statement-Prospectus, such event shall be so described, and such supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company. With respect to the information relating to the Company, the Joint Proxy Statement-Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.

               4.11  Taxes.  Except as set forth on Section
     4.11 of the Company Disclosure Schedule, (a) the Company and the Company Subsidiaries have filed on or before the date hereof (i) all federal, state, local and foreign income Tax Returns (as defined below) required to be filed after January 1, 1992 except for such Tax Returns the failure of which to file is not reasonably likely to have a Company Material Adverse Effect, individually or in the aggregate, and (ii) all other Tax Returns required to be filed except for such Tax Returns the failure of which to file is not reasonably likely to have a Company Material Adverse Effect, individually or in the aggregate; (b) all Taxes (as defined below) shown to be due on the Tax Returns referred to in clause (a) have been timely paid; (c) the Company and the Company Subsidiaries have joined in the filing of a consolidated United States federal income Tax Return of Textron and its subsidiaries, and since 1986, neither the Company nor the Company Subsidiaries have joined in a consolidated income Tax Return with any other group of corporations, except for a group consisting solely of the Company and the Company Subsidiaries; (d) the Company and the Company Subsidiaries have entered into a Tax sharing agreement with Textron, dated January 1, 1993, as amended, governing the allocation of Taxes between them, and no other Tax sharing agreement exists among the parties; (e) neither the Company nor any Company Subsidiary has waived in writing any statute of limitations in respect of Taxes of the Company or such Company Subsidiary, except for waivers relating to Taxes which are not reasonably likely to have a Company Material Adverse Effect, individually or in the aggregate; (f) all deficiencies asserted or assessments made as a result of examination of the Tax Returns referred to in clause (a) by a taxing authority have been paid in full; (g) no proposed assessments have been raised in writing by the relevant taxing authority in connection with the examination of Tax Returns referred to in clause (a); (h) no taxing authority has requested in writing that the Company or any Company Subsidiary file a Tax Return in a jurisdiction where it has not previously filed a Tax Return; and (i) as a result of the transactions contemplated by this

     Agreement, none of the Company or any Company Subsidiary will be required to make a "parachute payment" to a "disqualified individual" pursuant to section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). As of the date hereof, the Company has made available to Parent true and complete copies of its separate "pro-forma" United States federal income Tax Returns for each of the four tax years ended December 31, 1991 through 1994. For purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes") shall mean all federal, state, local and foreign income, premium, payroll, withholding, excise, sales, use, gain, transfer, real and personal property, use and occupation, capital stock, franchise and other taxes, including interest and penalties thereon, imposed by a taxing authority. For purposes of this Agreement, "Tax Return" shall mean all reports, returns (including information returns and similar returns or reports), statements, declarations, or forms, including accompanying schedules, in each case with respect to Taxes.

               4.12  Employee Benefit Plans; Labor Matters.

                    (a)  General Compliance with Law.  Except
     as disclosed in Section 4.12(a) of the Company Disclosure Schedule, each Company Plan (as defined in Section 9.10) has been operated in accordance with its terms and the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code, and all other applicable Laws, except where the failure to have been so operated is not reasonably likely to result in a Company Material Adverse Effect. All reports and disclosures relating to the Company Plans required to be filed or furnished to any governmental entity, participants or beneficiaries prior to the Closing have been or will be filed in a timely manner and in accordance in all material respects with applicable Law except where the failure to be so filed or furnished is not reasonably likely to have a Company Material Adverse Effect.

                    (b)  ERISA Title IV Liability; Defined
     Benefit Plans. Except as set forth in Section 4.12(b) of the Company Disclosure Schedule or as is not reasonably likely to result in a Company Material Adverse Effect,
     (i) neither the Company, nor any Company Subsidiary, nor any ERISA Affiliate (as defined in Section 9.10) of the Company has incurred any direct or indirect liability under, arising out of, or by operation of Title IV of ERISA that has not been satisfied in full, and no fact or event exists that could reasonably be expected to give rise to any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due);
     (ii) for each Company Plan which is subject to Title IV of ERISA, the aggregate accumulated benefit obligation (as determined under Statement of Financial Accounting Services No. 87) of such Company Plan does not exceed the fair market value of the assets of such Company Plan;

     (iii) no Company Plan or any trust established thereunder that is subject to Section 302 of ERISA and Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived; (iv) all contributions required to be made with respect thereto (whether pursuant to the terms of any Company Plan or otherwise) have been timely made; (v) no Lien exists under Section 412(n) of the Code or Section 4068 of ERISA with respect to any assets of the Company or any Company Subsidiary; (vi) no tax under Section 4971 of the Code has been incurred with respect to any Company Plan; and
     (vii) neither the Company nor any of the Company Subsidiaries sponsors, maintains, contributes to, or is required to contribute to a "multiemployer pension plan," as defined in Section 3(37) of ERISA, or a plan described in Section 4063(a) of ERISA.

                    (c)  Prohibited Transactions; Fiduciary
     Duties. Except as set forth in Section 4.12(c) of the Company Disclosure Schedule or as is not reasonably likely to result in a Company Material Adverse Effect,
     (i) neither the Company, nor any Company Subsidiary, nor any Company Plan, nor any trust created thereunder and any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any ERISA Affiliate, any Company Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Company Plan or any such trust, which could result in a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to
     Section 4975 of the Code; and (ii) the Company, the Company Subsidiaries, and all fiduciaries (as defined in Section 3(21) of ERISA) with respect to the Company Plans, have complied in all respects with Section 404 of ERISA.

                    (d)  Determination Letters.  Except as set
     forth in Section 4.12(d) of the Company Disclosure Schedule or as is not reasonably likely to result in a Company Material Adverse Effect, (i) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to the Tax Reform Act of 1986 and other applicable Laws, or an application was filed for such determination letter on a timely basis, and (ii) nothing has occurred from the date of such letter or such filing that could reasonably be expected to affect the qualified status of such Company Plan.

                    (e)  No Acceleration of Liability.  Except
     as set forth in Section 4.12(e) of the Company Disclosure Schedule or as is not reasonably likely to result in a Company Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not
     (i) entitle any current or former employee, director or officer of the Company or any Company Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due any such employee, director or officer.

                    (f)  Ability to Terminate Plans.  Except
     as set forth in Section 4.12(f) of the Company Disclosure Schedule or as is not reasonably likely to result in a Company Material Adverse Effect, each Company Plan is terminable in accordance with the terms expressly set forth therein, except as may be limited by applicable Law.

                    (g)  The Company is not subject to any
     collective bargaining or other labor union contracts applicable to persons employed by the Company or the Company Subsidiaries. There is no pending or threatened in writing labor dispute, strike or work stoppage against the Company or any of the Company Subsidiaries which may interfere with the respective business activities of the Company or the Company Subsidiaries, except where such dispute, strike or work stoppage is not reasonably likely to have a Company Material Adverse Effect.

               4.13  Environmental Laws and Regulations.
     Except as disclosed in Section 4.13 of the Company Disclosure Schedule, or except as is not reasonably likely to result in a Company Material Adverse Effect:
     (a) the Company, each of the Company Subsidiaries and each of the Company Properties (as defined in Section 9.10) is in compliance with all applicable Environmental Laws (as defined in Section 9.10); (b) the Company and each of the Company Subsidiaries has obtained all Permits required for their operations and the Company Properties by any applicable Environmental Law; (c) neither the Company nor any Company Subsidiary has, and the Company has no knowledge of any other person who has, caused any release, threatened release or disposal of any Hazardous Material (as defined in Section 9.10) at the Company Properties; (d) the Company has no knowledge that the Company Properties are adversely affected by any release, threatened release or disposal of a Hazardous Material originating or emanating from any other property; (e) neither the Company nor any Company Subsidiary has manufactured, used, generated, stored, treated, transported, disposed of, released, or otherwise managed any Hazardous Material at the Company Properties, (f) neither the Company nor any Company Subsidiary: (i) has any material liability for response or corrective action, natural resources damage, or any other harm pursuant to any Environmental Law at the Company Properties or at any other property, (ii) is subject to, has notice or knowledge of, or is required to give any notice of any Environmental Claim (as defined in Section 9.10) involving the Company, any of the Company Subsidiaries or any of the Company Properties, or (iii) has knowledge of any condition or occurrence at the Company, any of the Company Subsidiaries or any of the Company Properties which could form the basis of an Environmental Claim against the Company, any of the Company Subsidiaries or any of the Company Properties; (g) the Company Properties are not subject to any, and the Company has no knowledge of any imminent, restriction on the ownership, occupancy, use or transferability of the Company Properties in connection with any (i) Environmental Law or (ii) release, threatened release or disposal of any Hazardous Material; and (h) there are no conditions or circumstances at the Company Properties that pose a risk to the environment or the health and safety of any person.

               4.14 Company Intellectual Property. Except as set forth in Section 4.14 of the Company Disclosure Schedule, or except as is not reasonably likely to result in a Company Material Adverse Effect: (a) either the Company or one of the Company Subsidiaries is the owner of, or a licensee under a valid license for, all items of intellectual property which are material to the business of the Company and the Company Subsidiaries as currently conducted, including, without limitation, (i) copyrights, patents, trademarks, logos, service marks, trade names, service names, all applications therefor and all registrations thereof, and (ii) technology rights and licenses, computer software, trade secrets, know-how, inventions, processes, formulae and other intellectual property rights (collectively, the "Company Intellectual Property"); (b) with respect to all Company Intellectual Property owned by the Company or any Company Subsidiary, the Company or such Company Subsidiary, as the case may be, is the sole owner and has the exclusive right to use such Company Intellectual Property, and such owned Company Intellectual Property is not subject to any Liens, including, without limitation, any rights retained by Textron or any of its affiliates other than the Company or the Company Subsidiaries; (c) there is no infringement or other adverse claim against the rights of the Company or any Company Subsidiary with respect to any of the Company Intellectual Property; and (d) neither the Company nor any Company Subsidiary has been charged with, nor to the Company's knowledge is the Company or any Company Subsidiary threatened to be charged with nor is there any basis for any such charge of, infringement or other violation of, nor has the Company or any Company Subsidiary infringed, nor is it infringing, any unexpired rights of any third party in any of the Company Intellectual Property.

               4.15 Brokers and Finders. Other than Morgan Stanley & Co. Incorporated which has been retained by the independent committee of the Board of Directors, the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

               4.16  Opinion of Financial Advisors.  The
     independent committee of the Board of Directors has received the opinion of Morgan Stanley & Co. Incorporated dated April 28, 1996, to the effect that, as of such date, the Merger Consideration to be received by the stockholders of the Company in the Merger is fair to the minority stockholders of the Company from a financial point of view.

               4.17  Title to Property.

                    (a)  Except as set forth in Section
     4.17(a) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries (i) has good, valid and marketable title to all of its properties, assets and other rights that do not constitute real property, free and clear of all Liens, except for such Liens that are not reasonably likely to have a Company Material Adverse Effect, and (ii) owns, or has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of, its business, except where the failure to have such valid leasehold interests or such valid contractual rights is not reasonably likely to have a Company Material Adverse Effect.

                    (b)  Except as set forth in Section
     4.17(b) of the Company Disclosure Schedule or except as is not reasonably likely to result in a Company Material Adverse Effect, each of the Company and the Company
     Subsidiaries:

                         (i)  owns and has good, valid
          and marketable title in fee simple to the real property owned by such party, free and clear of Liens, except for (A) minor imperfections of title, easements and rights of way, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected property or impairs the operations of the Company or any of the Company Subsidiaries and (B) Liens for current Taxes not yet due and payable ((A) and (B) are collectively referred to as "Permitted
          Company Liens");

                        (ii)  is in peaceful and
          undisturbed possession of the space and/or estate under each lease under which it is a tenant, and there are no material defaults by it as tenant thereunder; and

                       (iii)  has good and valid rights
          of ingress and egress to and from all the real property owned or leased by such party from and to the public street systems for all usual street, road and utility purposes.

               4.18  Insurance.  Except as set forth in
     Section 4.18 of the Company Disclosure Schedule, each of the Company and each of the Company Subsidiaries is, and has been continuously since January 1, 1995, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by the Company and the Company Subsidiaries during such time period. Except as set forth in Section
     4.18 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is in Default under, or has received any notice of cancellation or termination with respect to, any material insurance policy of the Company or any of the Company Subsidiaries. The insurance policies of the Company and each of the Company Subsidiaries are valid and enforceable policies in all material respects.

               4.19  No Default.  Except as set forth in
     Section 4.19 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is in Default under any term, condition or provision of (a) its Articles of Organization or Articles or Certificate of Incorporation, as the case may be, or By-Laws, (b) any Contract or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which they or any of their properties or assets may be bound or affected, except for any such Defaults that are not reasonably likely to have a Company Material Adverse Effect; (c) any Order applicable to the Company or any of the Company Subsidiaries or any of their properties or assets, except for any such Defaults that are not reasonably likely to have a Company Material Adverse Effect; or (d) any Permit necessary for the Company or any of the Company Subsidiaries to conduct their respective businesses as currently conducted, except for Defaults that are not reasonably likely to have a Company Material Adverse Effect.

               4.20 Noncompliance with Laws. The business of the Company and each of the Company Subsidiaries is being conducted in compliance with all applicable Laws except for instances of noncompliance that are listed in Section
     4.20 of the Company Disclosure Schedule or which are not reasonably likely to have a Company Material Adverse Effect. Except as set forth in Section 4.20 of the Company Disclosure Schedule, since January 1, 1995, neither the Company nor any of the Company Subsidiaries has received any written notification or written communication from any agency or department of federal, state, or local government (a) asserting that the Company or any Company Subsidiary is not in compliance with any of the Laws, Orders or Permits of any governmental agency or authority or that any such agency or authority enforces, except such instances of noncompliance that are not reasonably likely to have a Company Material Adverse Effect, or (b) requiring the Company or any Company Subsidiary to enter into or consent to the issuance of a cease and desist order, formal agreement, directive or commitment which restricts materially the conduct of its business or which materially affects its capital, its credit or reserve policies, its management, or the payment of dividends.

                             ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF PARENT
                             AND NEWCO

               Each of Parent and Newco represents and
     warrants jointly and severally to the Company that:

               5.1  Corporate Organization and Qualification.

                    (a)  Each of Parent and each subsidiary of
     Parent (including Newco) (collectively, the "Parent Subsidiaries") is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing is not reasonably likely to have a Parent Material Adverse Effect (as defined in Section 9.10). Each of Parent and each of the Parent Subsidiaries has all requisite corporate power and authority and all necessary governmental Consents to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority is not reasonably likely to have a Parent Material Adverse Effect. Parent has heretofore made available to the Company complete and correct copies of the Certificate of Incorporation or Articles of Organization or Incorporation, as the case may be, and By-Laws of it and each Parent Subsidiary as in effect as of the date hereof.

                    (b)  Parent conducts its insurance
     operations through Provident Life and Accident Insurance Company, Provident National Assurance Company and Provident Life and Casualty Insurance Company (collectively, the "Parent Insurance Subsidiaries"). Except as disclosed in Section 5.1(b) of the disclosure schedule being delivered to the Company by Parent with this Agreement (as amended and restated as of November 5, 1996, the "Parent Disclosure Schedule"), each of the Parent Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Parent SAP Statements (as hereinafter defined), except, in any such case, where the failure to be so licensed or authorized is not reasonably likely to result in a Parent Material Adverse Effect.

                    (c)  Except for the Parent Subsidiaries
     and as set forth in the Parent 1995 SAP Statements (as defined in Section 5.7) or in Section 5.1(c) of the Parent Disclosure Schedule, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity that directly or indirectly conducts any activity which is material to Parent.

               5.2  Capitalization.  The authorized capital
     stock of Parent consists of: (i) 65,000,000 shares of Parent Common Stock, of which, as of the date of the Agreement, 45,465,135 shares were issued and outstanding, and (ii) 25,000,000 shares of preferred stock, par value $1.00 per share ("Parent Preferred Stock"), 1,041,667 of which, as of the date of this Agreement, were issued and outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Section 5.2 of the Parent Disclosure Schedule, as of the date hereof all outstanding shares of capital stock of the Parent Subsidiaries are owned by Parent or a direct or indirect wholly owned subsidiary of Parent, free and clear of all Liens. Except as set forth on
     Section 5.2 of the Parent Disclosure Schedule, there are not as of the date hereof any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character to which Parent or any of the Parent Subsidiaries is a party or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of Parent or any of the Parent Subsidiaries.

               5.3  Authority Relative to This Agreement.
     Each of Parent and Newco has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Newco of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Newco and by Parent as the sole stockholder of Newco, and, except for (i) the affirmative vote of a majority of the votes represented by shares of Parent Common Stock cast (whether in person or by proxy) at the stockholders meeting of Parent contemplated by
     Section 6.7(b) of this Agreement (provided that the total vote cast on the proposal to approve the issuance of shares of Parent Common Stock in the Merger and the other transactions contemplated by this Agreement represents a majority in interest of all securities of Parent entitled to vote on such proposal) and (ii) the affirmative vote of the holders of 66 2/3% of the shares of Parent Common Stock outstanding with respect to a proposal to amend

     Parent's Certificate of Incorporation to increase the number of shares of Parent Common Stock which Parent is authorized to issue to 150,000,000 (such amendment is referred to hereinafter as the "Charter Amendment"), no other corporate proceedings on the part of Parent and Newco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of each of Parent and Newco, enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

               5.4  Consents and Approvals; No Violation.
     Neither the execution, delivery or performance of this Agreement by Parent or Newco nor the consummation by Parent and Newco of the transactions contemplated hereby nor compliance by Parent or Newco with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Articles of Organization, as the case may be, or respective By-Laws, of Parent or any of the Parent Subsidiaries; (b) require any Consent of any governmental or regulatory authority, except (i) in connection with the applicable requirements of the HSR Act, (ii) pursuant to the applicable requirements of the Exchange Act, (iii) the filing of the Articles of Merger pursuant to the MBCL and appropriate documents with the relevant authorities of other states in which Parent or any of the Parent Subsidiaries is authorized to do business, (iv) as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (v) the filing of appropriate documents with, and approval of, the respective Commissioners of Insurance of the Commonwealth of Massachusetts and the States of Delaware and Tennessee and such filings and consents as may be required under the insurance laws of any state in which the Company or any of the Company Subsidiaries is domiciled or does business or in which Parent or any of the Parent Subsidiaries is domiciled or does business,
     (vi) such Consents as may be required under the Laws of Canada or any of the provinces thereof, or (vii) where the failure to obtain such Consents is not reasonably likely to have a Parent Material Adverse Effect; (c) result in a Default under any of the terms, conditions or provisions of any Contract to which Parent or any of the Parent Subsidiaries or any of their respective assets may be bound, except for such Defaults as to which requisite waivers or consents have been obtained or which are not reasonably likely to have a Parent Material Adverse Effect; or (d) assuming the Consents referred to in this
     Section 5.4 are duly and timely obtained or made, violate any Order or Law applicable to Parent or any of the Parent Subsidiaries or to any of their respective assets, except for violations which are not reasonably likely to have a Parent Material Adverse Effect.

               5.5 Financing. Parent has or will have on the date of the Closing sufficient funds available to pay the aggregate Cash Consideration for all of the Shares outstanding on a fully diluted basis other than Shares held by Textron, to pay the aggregate cash component of the Mixed Consideration to be paid for all Shares outstanding held by Textron and to pay all fees and expenses related to the transactions contemplated by this Agreement. To the extent that Parent or Newco will be required to finance any part of the Merger Consideration, Parent has received commitment letters with respect thereto, complete and correct copies of which have heretofore been furnished to the Company and Textron.

               5.6  SEC Reports; Financial Statements.

                    (a)  Parent has timely filed all reports
     required to be filed by it with the SEC since January 1, 1994 pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which as of their respective dates, complied in all material respects with applicable requirements of the Exchange Act (collectively, the "Parent SEC Reports"). None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                    (b)  The consolidated statements of
     financial position and the related consolidated statements of operations, stockholders' equity and cash flows (including the related notes thereto) of Parent included in the Parent SEC Reports complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the consolidated financial position of Parent as of their respective dates, and the consolidated results of its operations and its cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

               5.7 Statutory Statements. Each of the Parent Insurance Subsidiaries has filed all annual or quarterly statements, together with all exhibits and schedules thereto, required to be filed with or submitted to the appropriate regulatory authorities of the jurisdiction in which it is domiciled on forms prescribed or permitted by such authority (collectively, the "Parent SAP

     Statements"). Except as set forth in Section 5.7 of the Parent Disclosure Schedule, financial statements included in the Parent SAP Statements and prepared on a statutory basis, including the notes thereto, have been prepared in all material respects in accordance with accounting practices prescribed or permitted by applicable state regulatory authorities in effect as of the date of the respective statements and such accounting practices have been applied on a substantially consistent basis throughout the periods involved, except as expressly set forth in the notes or schedules thereto, and such financial statements present fairly the respective statutory financial positions and results of operation of each of the Parent Insurance Subsidiaries as of their respective dates and for the respective periods presented therein. The Parent SAP Statements for the year ended December 31, 1995 are referred to herein as the "Parent 1995 SAP Statements."

               5.8  Absence of Certain Changes or Events.
     Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, or as set forth in
     Section 5.8 of the Parent Disclosure Schedule or as a consequence of, or as contemplated by this Agreement, since December 31, 1995, the business of Parent has been carried on only in the ordinary and usual course, and other than in the ordinary course of business, there has not occurred any change which has resulted or is reasonably likely to result in a Parent Material Adverse Effect.

               5.9  Interim Operations of Newco.  Newco was
     formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

               5.10  Litigation.  There is no Litigation,
     pending against Parent or Newco, or, to the knowledge of Parent, threatened, the outcome of which is reasonably likely to have a Parent Material Adverse Effect.

               5.11 No Regulatory Disqualifications. To the knowledge of Parent, no event has occurred or condition exists or, to the extent it is within the reasonable control of Parent, will occur or exist with respect to Parent that, in connection with obtaining any regulatory Consents required for the Merger, would cause Parent or Newco to fail to satisfy on its face any applicable statute or written regulation of any applicable insurance regulatory authority, which is reasonably likely to adversely affect Parent's or Newco's ability to consummate the transactions contemplated hereby.

               5.12 Joint Proxy Statement-Prospectus. None of the information supplied by Parent, Newco or their representatives for inclusion in (i) the Registration Statement or (ii) the Joint Proxy Statement-Prospectus will, in the case of the Registration Statement, at the time it becomes effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or, in the case of the Joint Proxy Statement-Prospectus, at the time of the mailing of the Joint Proxy Statement-Prospectus to the Company's and Parent's respective stockholders (or, in the case of any amendment or supplement thereto, at the time of mailing of such amendment or supplement, as the case may be) and at the time of the stockholder meeting of Parent contemplated by Section 6.7(b) and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or any of the Parent Subsidiaries should occur which is required to be described in a supplement to the Joint Proxy Statement-Prospectus, such event shall be so described, and such supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of Parent. With respect to the information relating to Parent, the Joint Proxy Statement-Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.

               5.13  Taxes.  Except as set forth in Section
     5.13 of the Parent Disclosure Schedule, (a) Parent and the Parent Subsidiaries have filed on or before the date hereof (i) all federal, state, local and foreign income Tax Returns required to be filed after January 1, 1992 except for such Tax Returns the failure of which to file is not reasonably likely to have a Parent Material Adverse Effect, individually or in the aggregate, and
     (ii) all other Tax Returns required to be filed except for such Tax Returns the failure of which to file is not reasonably likely to have a Parent Material Adverse Effect, individually or in the aggregate; (b) all Taxes shown to be due on the Tax Returns referred to in clause
     (a) have been timely paid; (c) neither Parent nor any Parent Subsidiary has waived in writing any statute of limitations in respect of Taxes of Parent or such Parent Subsidiary, except for waivers relating to Taxes which would are not reasonably likely to have a Parent Material Adverse Effect, individually or in the aggregate; (d) all deficiencies asserted or assessments made as a result of examination of the Tax Returns referred to in clause (a) by a taxing authority have been paid in full; (e) no proposed assessments have been raised in writing by the relevant taxing authority in connection with the examination of Tax Returns referred to in clause (a); and
     (f) no taxing authority has requested in writing that Parent or any Parent Subsidiary file a Tax Return in a jurisdiction where it has not previously filed a Tax Return.

               5.14  Employee Benefit Plans; Labor Matters.

                    (a)  General Compliance with Law.  Except
     as disclosed in Section 5.14(a) of the Parent Disclosure Schedule, each Parent Plan (as defined in Section 9.10) has been operated in accordance with its terms and the requirements of ERISA, the Code, and all other applicable Laws, except where the failure to have been so operated would not be reasonably likely to result in a Parent Material Adverse Effect. All reports and disclosures relating to Parent Plans required to be filed or furnished to any governmental entity, participants or beneficiaries prior to the Closing have been or will be filed in a timely manner and in accordance in all material respects with applicable Law except where the failure to be so filed or furnished is not reasonably likely to have a Parent Material Adverse Effect.

                    (b)  ERISA Title IV Liability; Defined
     Benefit Plans. Except as set forth in Section 5.14(b) of the Parent Disclosure Schedule or as is not reasonably likely to result in a Parent Material Adverse Effect,
     (i) neither Parent, nor any Parent Subsidiary, nor any ERISA Affiliate of Parent has incurred any direct or indirect liability under, arising out of, or by operation of Title IV of ERISA that has not been satisfied in full, and no fact or event exists that could reasonably be expected to give rise to any such liability, other than liability for premiums due the PBGC (which premiums have been paid when due); (ii) for each Parent Plan which is subject to Title IV of ERISA, the aggregate accumulated benefit obligation (as determined under Statement of Financial Accounting Services No. 87) of such Parent Plan does not exceed the fair market value of the assets of such Parent Plan; (iii) no Parent Plan or any trust established thereunder that is subject to Section 302 of ERISA and Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived; (iv) all contributions required to be made with respect thereto (whether pursuant to the terms of any Parent Plan or otherwise) have been timely made; (v) no Lien exists under Section 412(n) of the Code or Section 4068 of ERISA with respect to any assets of Parent or any Parent Subsidiary; (vi) no tax under Section 4971 of the Code has been incurred with respect to any Parent Plan; and (vii) neither Parent nor any of Parent Subsidiaries sponsors, maintains, contributes to, or is required to contribute to a "multiemployer pension plan," as defined in Section 3(37) of ERISA, or a plan described in Section 4063(a) of ERISA.

                    (c)  Prohibited Transactions; Fiduciary
     Duties. Except as set forth in Section 5.14(c) of the Parent Disclosure Schedule or as would not be reasonably likely to result in a Parent Material Adverse Effect,
     (i) neither Parent, nor any Parent Subsidiary, nor any Parent Plan, nor any trust created thereunder and any trustee or administrator thereof has engaged in a transaction in connection with which Parent or any ERISA

     Affiliate, any Parent Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Parent Plan or any such trust, which could result in a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to
     Section 4975 of the Code; and (ii) Parent, Parent Subsidiaries, and all fiduciaries (as defined in Section 3(21) of ERISA) with respect to Parent Plans, have complied in all respects with Section 404 of ERISA.

                    (d)  Determination Letters.  Except as set
     forth in Section 5.14(d) of the Parent Disclosure Schedule or as would not be reasonably likely to result in a Parent Material Adverse Effect, (i) each Parent Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to the Tax Reform Act of 1986 and other applicable Laws, or an application was filed for such determination letter on a timely basis, and (ii) nothing has occurred from the date of such letter or such filing that could reasonably be expected to affect the qualified status of such Parent Plan.

                    (e)  No Acceleration of Liability.  Except
     as set forth in Section 5.14(e) of the Parent Disclosure Schedule or as would not be reasonably likely to result in a Parent Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not
     (i) entitle any current or former employee, director or officer of Parent or any Parent Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or
     (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due any such employee, director or officer.

                    (f)  Ability to Terminate Plans.  Except
     as set forth in Section 5.14(f) of the Parent Disclosure Schedule or as would not be reasonably likely to result in a Parent Material Adverse Effect, each Parent Plan is terminable in accordance with the terms expressly set forth therein, except as may be limited by applicable Law.

                    (g)  Parent is not subject to any
     collective bargaining or other labor union contracts applicable to persons employed by Parent or the Parent Subsidiaries. There is no pending or threatened in writing labor dispute, strike or work stoppage against Parent or any of the Parent Subsidiaries which may interfere with the respective business activities of Parent or the Parent Subsidiaries, except where such dispute, strike or work stoppage would not be reasonably likely to have a Parent Material Adverse Effect.

               5.15  Environmental Laws and Regulations.
     Except as disclosed in Section 5.15 of the Parent Disclosure Schedule, or except as is not reasonably likely to result in a Parent Material Adverse Effect: (a) Parent, each of the Parent Subsidiaries and each of the Parent Properties (as defined in Section 9.10) is in compliance with all applicable Environmental Laws; (b) Parent and each of the Parent Subsidiaries has obtained all Permits required for their operations and the Parent Properties by any applicable Environmental Law; (c) neither Parent nor any Parent Subsidiary has, and Parent has no knowledge of any other person who has, caused any release, threatened release or disposal of any Hazardous Material at the Parent Properties; (d) Parent has no knowledge that the Parent Properties are adversely affected by any release, threatened release or disposal of a Hazardous Material originating or emanating from any other property; (e) neither Parent nor any Parent Subsidiary has manufactured, used, generated, stored, treated, transported, disposed of, released, or otherwise managed any Hazardous Material at the Parent Properties;
     (f) neither Parent nor any Parent Subsidiary: (i) has any material liability for response or corrective action, natural resources damage, or any other harm pursuant to any Environmental Law at the Parent Properties or at any other property, (ii) is subject to, has notice or knowledge of, or is required to give any notice of any Environmental Claim involving Parent, any of the Parent Subsidiaries or any of the Parent Properties, or (iii) has knowledge of any condition or occurrence at Parent, any of the Parent Subsidiaries or any of the Parent Properties which could form the basis of an Environmental Claim against Parent, any of the Parent Subsidiaries or any of the Parent Properties; (g) the Parent Properties are not subject to any, and Parent has no knowledge of any imminent, restriction on the ownership, occupancy, use or transferability of the Parent Properties in connection with any (i) Environmental Law or (ii) release, threatened release or disposal of any Hazardous Material; and (h) there are no conditions or circumstances at the Parent Properties that pose a risk to the environment or the health and safety of any person.

               5.16 Parent Intellectual Property. Except as set forth in Section 5.16 of the Parent Disclosure Schedule, or except as would not be reasonably likely to result in a Parent Material Adverse Effect: (a) either Parent or one of the Parent Subsidiaries is the owner of, or a licensee under a valid license for, all items of intellectual property which are material to the business of Parent and the Parent Subsidiaries as currently conducted, including, without limitation, (i) copyrights, patents, trademarks, logos, service marks, trade names, service names, all applications therefor and all registrations thereof, and (ii) technology rights and licenses, computer software, trade secrets, know-how, inventions, processes, formulae and other intellectual property rights (collectively, the "Parent Intellectual Property"); (b) with respect to all Parent Intellectual Property owned by Parent or any Parent Subsidiary, Parent or such Parent Subsidiary, as the case may be, is the sole owner and has the exclusive right to use such Parent Intellectual Property, and such owned Parent Intellectual Property is not subject to any Liens; (c) there is no infringement or other adverse claim against the rights of Parent or any Parent Subsidiary with respect to any of the Parent Intellectual Property; and (d) neither Parent nor any Parent Subsidiary has been charged with, nor to Parent's knowledge is Parent or any Parent Subsidiary threatened to be charged with nor is there any basis for any such charge of, infringement or other violation of, nor has Parent or any Parent Subsidiary infringed, nor is it infringing, any unexpired rights of any third party in any of the Parent Intellectual Property.

               5.17  Title to Property.

                    (a)  Except as set forth in Section
     5.17(a) of the Parent Disclosure Schedule, each of Parent and the Parent Subsidiaries (i) has good, valid and marketable title to all of its properties, assets and other rights that do not constitute real property, free and clear of all Liens, except for such Liens that are not reasonably likely to have a Parent Material Adverse Effect, and (ii) owns, or has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of, its business, except where the failure to have such valid leasehold interests or such valid contractual rights is not reasonably likely to have a Parent Material Adverse Effect.

                    (b)  Except as set forth in Section
     5.17(b) of the Parent Disclosure Schedule or except as is not reasonably likely to result in a Parent Material
     Adverse Effect, each of Parent and the Parent
     Subsidiaries:

                         (i)  owns and has good, valid
          and marketable title in fee simple to the real property owned by such party, free and clear of Liens, except for (A) minor imperfections of title, easements and rights of way, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected property or impairs the operations of Parent or any of the Parent Subsidiaries and (B) Liens for current
          Taxes not yet due and payable ((A) and (B) are collectively referred to as "Permitted Parent
          Liens");

                         (ii)  is in peaceful and
          undisturbed possession of the space and/or estate under each lease under which it is a tenant, and there are no material defaults by it as tenant thereunder; and

                         (iii)  has good and valid rights
          of ingress and egress to and from all the real property owned or leased by such party from and to the public street systems for all usual street, road and utility purposes.

               5.18  Insurance.  Except as set forth in
     Section 5.18 of the Parent Disclosure Schedule, Parent and each of the Parent Subsidiaries is, and has been continuously since January 1, 1995, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by Parent and the Parent Subsidiaries during such time period. Except as set forth in Section 5.18 of the Parent Disclosure Schedule, neither Parent nor any of the Parent Subsidiaries is in Default under, or has received any notice of cancellation or termination with respect to, any material insurance policy of Parent or any of the Parent Subsidiaries. The insurance policies of Parent and each of the Parent Subsidiaries are valid and enforceable policies in all material respects.

               5.19  Ownership of Shares.  As of the time
     immediately prior to the Effective Time, neither Parent nor any Parent Subsidiary will beneficially own any Shares. Other than pursuant to the Textron Voting Agreement, Parent does not "own" and has not within the past three years "owned" (as such terms are defined in Section 3 of Chapter 110F of the Massachusetts General
     Laws) and does not "beneficially own" (as defined in the Rights Agreement) ten percent or more of the outstanding Shares.

               5.20 Brokers and Finders. Other than Goldman, Sachs & Co., Parent has not employed any investment banker, broker, finder, or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

               5.21  No Default.  Except as set forth in
     Section 5.21 of the Parent Disclosure Schedule, neither the Parent nor any of the Parent Subsidiaries is in Default under any term, condition or provision of (a) its Certificate of Incorporation or Articles of Organization or Incorporation, as the case may be, or By-Laws, (b) any Contract or other instrument or obligation to which Parent or any of the Parent Subsidiaries is a party or by which they or any of their properties or assets may be bound or affected, except for any such Defaults that are not reasonably likely to have a Parent Material Adverse Effect; (c) any Order applicable to Parent or any of the Parent Subsidiaries or any of their properties or assets, except for any such Defaults that are not reasonably likely to have a Parent Material Adverse Effect; or (d) any Permit necessary for Parent or any of the Parent Subsidiaries to conduct their respective businesses as currently conducted, except for Defaults that are not reasonably likely to have a Parent Material Adverse Effect.

               5.22 Noncompliance with Laws. The business of Parent and each of the Parent Subsidiaries is being conducted in compliance with all applicable Laws except for instances of noncompliance that are not reasonably likely to have a Parent Material Adverse Effect. Since January 1, 1995, neither Parent nor any of the Parent Subsidiaries has received any written notification or communication from any agency or department of federal, state, or local government (a) asserting that Parent or any Parent Subsidiary is not in compliance with any of the Laws, Orders or Permits of any governmental agency or authority or that any such agency or authority enforces, except such instances of noncompliance that are not reasonably likely to have a Parent Material Adverse Effect, or (b) requiring Parent or any Parent Subsidiary to enter into or consent to the issuance of a cease and desist order, formal agreement, directive or commitment which restricts materially the conduct of its business or which materially affects its capital, its credit or reserve policies, its management, or the payment of dividends.

                             ARTICLE VI

                ADDITIONAL COVENANTS AND AGREEMENTS

               6.1  Conduct of Business of the Company.
     Except as set forth in Section 6.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time (unless Parent shall otherwise agree in writing and except as otherwise contemplated by this Agreement), the Company will conduct its operations according to its ordinary and usual course of business consistent with past practice and shall use all reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees, maintain its material Permits and Contracts and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or as set forth in Section 6.1 of the Company Disclosure Schedule, the Company will not, without the prior written consent of Parent (which consent shall not be unreasonably withheld):

                         (i)  issue, sell, grant, dispose
          of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class
          (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or
          (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

                         (ii)  redeem, purchase or
          otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding Shares;

                         (iii)  split, combine, subdivide
          or reclassify any Shares or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any capital stock of the Company or otherwise make any payments to stockholders in their capacity as such, other than the declaration and payment of regular quarterly cash dividends on the Shares in an amount no greater than $.06 per share and in accordance with past dividend policy and except for dividends by a direct or indirect wholly owned subsidiary of the Company;

                         (iv)  adopt a plan of complete
          or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries (other than the Merger);

                         (v)  adopt any amendments to its
          Articles of Organization or By-Laws or to the Articles or Certificate of Incorporation, as the case may be, or By-Laws of any Company
          Subsidiary or alter through merger,
          liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any direct or indirect subsidiary of the Company or, except in connection with the transactions contemplated by this
          Agreement, amend the Rights Agreement;

                         (vi)  make, or permit any
          Company Subsidiary to make, any material acquisition, by means of merger, consolidation or otherwise, or material disposition, of assets or securities;

                         (vii)  other than in the
          ordinary course of business consistent with past practice, incur, or permit any Company
          Subsidiary to incur, any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person other than the Company or any Company Subsidiary;

                         (viii)  grant, or permit any
          Company Subsidiary to grant, any increases in the compensation of any of its directors or, except in the ordinary course of business and in accordance with past practice, any increases in the compensation of any of its officers, employees or agents; provided, that no individual's increase may exceed 8% of such individual's compensation and, provided further, that all increases in the aggregate may not exceed 4% of the total compensation paid to officers, employees and agents;

                         (ix)  enter, or permit any
          Company Subsidiary to enter, into any new or amend any existing employment agreement or, except as may be consistent with Company policies in effect as of the date of this Agreement, enter, or permit any Company
          Subsidiary to enter, into any new or amend any existing severance or termination agreement with any officer or employee of the Company or a Company Subsidiary;

                         (x)  except as may be required
          to comply with applicable Law, become obligated under any new written pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan or similar plan, which was not in existence on the date hereof, or amend any Company Plan;

                         (xi)  amend, or permit any
          Company Subsidiary to take such action, to increase, accelerate the payment or vesting of the amount payable or to become payable under or fail to make any required contribution to, any benefit plan or materially increase any non-salary benefits payable to any employee or former employee, except in the ordinary course of business consistent with past practice;

                         (xii)  change any method of
          accounting or accounting practice by the Company or any Company Subsidiary, except for any such required change in GAAP or applicable statutory accounting principles;

                         (xiii)  permit any Company
          Insurance Subsidiary to change its investment guidelines or policies or conduct transactions in investments except in material compliance with the investment guidelines and policies and approved programs or transactions of such Company Insurance Subsidiary and all applicable insurance Laws;

                         (xiv)  enter, or permit any
          Company Subsidiary to enter, into any Contract to purchase, or to lease for a term in excess of one year, any real property, provided that the Company or any Company Subsidiary, (x) may as a tenant, or a landlord, renew any existing lease for a term not to exceed two years and
          (y) nothing herein shall prevent the Company, in its capacity as landlord, from renewing any lease pursuant to any option granted prior to the date hereof;

                         (xv)  enter, or permit any
          Company Insurance Subsidiary to enter, into any material reinsurance, coinsurance or similar
          Contract, whether as reinsurer or reinsured, except in the ordinary course of business consistent with past practice;

                         (xvi)  other than as
          contemplated in the Company's current business plan, enter, or permit any Company Subsidiary to enter, into any Contract with any insurance agent or broker that provides, by its terms, for exclusivity (including, without limitation, by territory, product, or distribution) or that is not terminable by its terms within 180 days by the Company or a Company Subsidiary, as the case may be, without substantial premium or penalty or, in the case of career agents, without commission renewal liability, except to the extent that the Contract provides for vesting commissions;

                         (xvii)  (x) take, or agree or
          commit to take, or permit any Company
          Subsidiary to take, or agree or commit to take, any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at the Effective Time (except for representations and warranties which speak as of a particular date, which need be accurate only as of such date),
          (y) omit, or agree or commit to omit, or permit any Company Subsidiary to omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at the Effective Time (except for representations and warranties which speak as of a particular date, which need be accurate only as of such date), provided however that the Company shall be permitted to take or omit to take such action which can be cured, and in fact is cured, at or prior to the Effective
          Time or (z) take, or agree or commit to take, or permit any Company Subsidiary to take, or agree or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions of the Merger set forth in Article VII not being satisfied;

                         (xviii)  authorize, recommend,
          propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

                         (xix)  settle, or permit any
          Company Subsidiary to settle, any material tax audit, or in either case to make or change any material tax election or file amended Tax
          Returns, but only, in each case, where such audit is directed at, or such Tax Return is filed by, the Company, other than as part of any Textron consolidated group; or

                         (xx)  file any Tax Return after
          the date hereof and no later than the Effective
          Time which relates to Taxes the nonpayment of which would have a Company Material Adverse
          Effect.

               6.2 Conduct of Business of Parent. Except as set forth in Section 6.2 of the Parent Disclosure Schedule, during the period from the date of this Agreement to the Effective Time (unless the Company shall otherwise agree in writing and except as otherwise contemplated by this Agreement), Parent will conduct its operations according to its ordinary and usual course of business consistent with past practice and shall use all reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees, maintain its material Permits and Contracts and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or as set forth in Section 6.2 of the Parent Disclosure Schedule, Parent will not, without the prior written consent of the Company (which consent shall not be unreasonably withheld):

                         (i)  issue, sell, grant, dispose
          of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class
          (including the shares of Parent Common Stock), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or (B) any other securities in respect of, in lieu of, or in substitution for, shares of Parent Common Stock outstanding on the date hereof;

                         (ii)  redeem, purchase or
          otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of Parent Common Stock;

                         (iii)  split, combine, subdivide
          or reclassify any shares of Parent Common Stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any capital stock of Parent or otherwise make any payments to stockholders in their capacity as such, other than the declaration and payment of regular quarterly cash dividends on the Parent Common Stock in an amount no greater than $.72 per share per annum and in accordance with past dividend policy and other than the declaration and payment of dividends on Parent Preferred Stock pursuant to Parent's
          Certificate of Incorporation as in effect on the date hereof and except for dividends by a direct or indirect wholly owned subsidiary of Parent;

                         (iv)  adopt a plan of complete
          or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of the Parent Subsidiaries (other than the Merger), except for Parent Subsidiaries which are not material to the assets, liabilities, financial condition or results of operations of Parent and the Parent Subsidiaries taken as a whole;

                         (v)  adopt any amendments to its
          Certificate of Incorporation or By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any direct or indirect subsidiary of Parent, except for Parent Subsidiaries which are not material to the assets, liabilities, financial condition or results of operations of Parent and the Parent Subsidiaries taken as a whole;

                         (vi)  make, or permit any Parent
          Subsidiary to make, any material acquisition, by means of merger, consolidation or otherwise, or material disposition, of assets or securities;

                         (vii)  other than in the
          ordinary course of business consistent with past practice, incur, or permit any Parent
          Subsidiary to incur, any material indebtedness for borrowed money or guarantee any such indebtedness or make any material loans, advances or capital contributions to, or material investments in, any other person other than Parent or any Parent Subsidiary;

                         (viii)  change any method of
          accounting or accounting practice by Parent or any Parent Subsidiary, except for any such required change in GAAP or applicable statutory accounting principles;

                         (ix)  permit any Parent
          Insurance Subsidiary to materially change its investment guidelines or policies and approved programs or transactions or conduct transactions in investments except in material compliance with the investment guidelines and policies of such Parent Insurance Subsidiary and all applicable insurance Laws;

                         (x)  enter, or permit any Parent
          Insurance Subsidiary to enter, into any
          material reinsurance, coinsurance or similar
          Contract, whether as reinsurer or reinsured, except in the ordinary course of business consistent with past practice;

                         (xi)  (x) take, or agree or
          commit to take, or permit any Parent Subsidiary to take, or agree or commit to take, any action that would make any representation and warranty of Parent hereunder inaccurate in any material respect at the Effective Time (except for representations and warranties which speak as of a particular date, which need be accurate only as of such date), (y) omit, or agree or commit to omit, or permit any Parent Subsidiary to omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at the Effective Time (except for representations and warranties which speak as of a particular date, which need be accurate only as of such date), provided however that Parent shall be permitted to take or omit to take such action which can be cured, and in fact is cured, at or prior to the Effective Time or (z) take, or agree or commit to take, or permit any Parent Subsidiary to take, or agree or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions of the Merger set forth in Article VII not being satisfied; or

                         (xii)  authorize, recommend,
          propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

               6.3 Alternative Proposals. The Company will not authorize, and will use its reasonable efforts to cause its officers, directors, employees or agents not to, directly or indirectly, solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, an Alternative Proposal (as defined in Section 9.10), or recommend or endorse any Alternative Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal, provided, however, that the Company may, and may authorize and permit its officers, directors, employees or agents to, provide third parties with nonpublic information, otherwise facilitate any effort or attempt by any third party to make or implement an Alternative Proposal, recommend or endorse any Alternative Proposal with or by any third party, and participate in discussions and negotiations with any third party relating to any Alternative Proposal with or by any third party, and participate in discussions and negotiations with any third party relating to any Alternative Proposal, if the Company's Board of Directors, after having consulted with and considered the advice of outside counsel, has reasonably determined in good faith that the failure to do so would be reasonably likely to cause the members of such Board of Directors to breach their fiduciary duties under applicable law. The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Parent with respect to any of the foregoing. The Company shall immediately advise Parent following the receipt by it of any Alternative Proposal and the details thereof, and advise Parent of any developments with respect to such Alternative Proposal immediately upon the occurrence thereof.

               6.4  Joint Proxy Statement-Prospectus;
     Registration Statement. As promptly as practicable following the date of this Agreement, Parent and the Company shall, in consultation with each other, prepare and file with the SEC, a joint proxy statement and forms of proxy in connection with the vote of the Company's stockholders with respect to the Merger and this Agreement and the votes of Parent's stockholders with respect to the issuance of shares of Parent Common Stock in the Merger and the other transactions contemplated by this Agreement and the Charter Amendment (such joint proxy statement (which shall constitute the prospectus forming a part of the Registration Statement), together with any supplements thereto, in the form mailed to the

     Company's and Parent's respective stockholders, is herein called the "Joint Proxy Statement-Prospectus") and Parent, in consultation with the Company, shall prepare and file with the SEC the Registration Statement. Each of Parent and the Company shall use its reasonable efforts to have the Registration Statement declared effective as promptly as practicable. Parent shall also use its reasonable best efforts to take any action required to be taken under state securities or blue sky laws in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement in the Merger. The Company shall furnish Parent with all information concerning the Company and the holders of its capital stock and shall take such other action as Parent may reasonably request in connection with the Registration Statement and the issuance of shares of Parent Common Stock. If at any time prior to the Effective Time any event or circumstance relating to Parent, any Subsidiary of Parent, the Company, or their respective officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or the Joint Proxy Statement-Prospectus, such party shall promptly inform the other thereof and take appropriate action in respect thereof. Each of Parent and the Company will use its reasonable efforts to cause the Joint Proxy Statement-Prospectus to be mailed to its stockholders at the earliest practicable date.

               6.5 Stock Exchange Listing. Parent shall as promptly as practicable prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock issuable in connection with the Merger and this Agreement, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such shares, subject to official notice of issuance.

               6.6  [Intentionally Omitted.]

               6.7  Stockholders' Approvals.

                    (a)  The Company shall duly call, give
     notice of, convene and hold a special meeting of the Company's stockholders (the "Company Stockholders Meeting") as soon as practicable following the date on which the Registration Statement becomes effective for the purpose of obtaining the requisite stockholder approval in connection with this Agreement and the Merger. The Company shall use its reasonable efforts to obtain stockholder approval of this Agreement, and the Company shall, through its Board of Directors, recommend to its stockholders approval of this Agreement, unless, in each case, the members of the Board of Directors of the Company, after having consulted with and considered the advice of outside counsel, reasonably determine in good faith that under the circumstances the foregoing actions would be reasonably likely to result in a breach of their fiduciary duties to the Company's stockholders under applicable law. Notwithstanding the foregoing, the Board of Directors of the Company may at any time prior to the Effective Time withdraw, modify, or change any recommendation and declaration regarding this Agreement, or recommend and declare advisable any other offer or proposal, if the Board of Directors, after consultation with its outside counsel, has reasonably determined in good faith that the making of such recommendation, or the failure to withdraw, modify or change its recommendation reasonably likely to result in a breach of fiduciary duties of the members of such Board of Directors to the Company's stockholders under applicable law.

                    (b)  Parent shall duly call, give notice
     of, convene and hold a special meeting of Parent's stockholders (the "Parent Stockholders Meeting") as soon as practicable following the date on which the Registration Statement becomes effective for the purpose of obtaining the requisite stockholder approvals for the issuance of shares of Parent Common Stock in the Merger and the other transactions contemplated by this Agreement, as required by the rules of the NYSE, and the Charter Amendment. Parent shall use its reasonable efforts to obtain stockholder approval of such issuance and such amendment and Parent shall, through its Board of Directors, recommend to its stockholders approval of such issuance and such amendment, unless, in each case, the members of the Board of Directors of Parent, after having consulted with and considered the advice of outside counsel, reasonably determine in good faith that under the circumstances the foregoing actions would be reasonably likely to result in a breach of their fiduciary duties to Parent's stockholders under applicable law.

               6.8  Satisfaction of Conditions, Receipt of
     Necessary Approvals. Subject to the terms and conditions herein provided, each of the parties hereto agrees to (i) promptly effect all necessary registrations, submissions and filings, including, but not limited to, filings under the HSR Act and submissions of information requested by governmental authorities, which may be necessary or required in connection with the consummation of the transactions contemplated by this Agreement, (ii) to use its reasonable efforts to secure federal and state antitrust clearance (including taking steps to avoid or set aside any preliminary or permanent injunction or other order of any federal or state court of competent jurisdiction or other governmental authority), (iii) use its reasonable efforts to take all other action and to do all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (it being understood that the actions contemplated by Section 6.8 of the Parent Disclosure Schedule are reasonable and that Parent is obligated to take such actions) and (iv) use its reasonable efforts to obtain all other necessary or appropriate Consents (including but not limited to (a) any required Consents of the Commissioners of Insurance of the Commonwealth of Massachusetts and the State of Delaware and any Consents which may be required under the insurance Laws of any state in which the Company or any of its Insurance Subsidiaries does business and (b) such Consents, as may be required under the laws of any foreign country in which the Company or any of the Company Subsidiaries conducts any business or owns any assets). Each of Parent and the Company acknowledge that certain actions may be necessary with respect to the foregoing in making notifications and obtaining Consents which are material to the consummation of the transactions contemplated hereby, and each of Parent and the Company agree to take such action as is reasonably necessary to complete such notifications and obtain such Consents, provided, however, that, except as set forth in
     Section 6.8 of the Parent Disclosure Schedule, nothing in this Section 6.8 or elsewhere in this Agreement shall require any party hereto to hold separate or make any divestiture of any asset or otherwise agree to, and no Consent shall be deemed to be obtained for purposes of this Agreement if such Consent contains, any restriction on their operations or other materially burdensome condition which would in any such case be material to the assets, liabilities or business of, (a) in the case of the Company, the Company and the Company Subsidiaries, taken as a whole, and, (b) in the case of Parent, Parent and the Parent Subsidiaries (including the Surviving Corporation), taken as a whole, in order to obtain any Consent required by this Agreement.

               6.9  Access to Information.

                    (a)  Upon reasonable notice, each party
     shall (and shall cause each of such party's Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of the other party ("Representatives"), in order to evaluate the transactions contemplated by this Agreement, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books and records and, during such period, shall (and shall cause each of such party's Subsidiaries to) furnish promptly to such Representatives all information concerning its business, properties and personnel as may reasonably be requested.

                    (b)  Each party agrees that it will not,
     and will cause its Representatives not to, use any information obtained pursuant to this Section 6.9 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

                    (c)  The Confidentiality Agreements, dated
     January 12, 1996 and April 24, 1996, by and between Textron and Parent (collectively, as amended, the "Confidentiality Agreements"), shall apply with respect to information furnished by Parent, Textron, the Company, any of their respective subsidiaries, and any of their respective officers, employees, counsel, accountants and other authorized representatives hereunder.

                    (d)  Notwithstanding the provisions
     hereof, during the period prior to the Effective Time, the parties shall take appropriate precautions to ensure that competitively sensitive information is not exchanged in a manner which is inconsistent with applicable Law.

               6.10 Publicity. Parent and the Company will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

               6.11  Indemnification of Directors and Officers.

                    (a)  Parent agrees that all rights to
     indemnification and exculpation existing in favor of the directors and officers of the Company (the "Company Indemnified Parties") under the provisions existing on the date hereof of the Company's Articles of Organization or By-Laws shall survive and continue in full force after the Effective Time, and that from and after the Effective Time, Parent shall assume all obligations of the Company in respect thereof as to any claim or claims asserted after the Effective Time.

                    (b)  Parent shall cause to be maintained
     in effect for the Indemnified Parties (as defined below) for not less than six years after the Effective Time policies of directors' and officers' liability insurance with respect to matters occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) providing substantially the same coverage and containing terms and conditions which are no less advantageous, in any material respect, to those currently maintained by Textron for the benefit of the Company's present or former directors, officers, employees or agents covered by such insurance policies prior to the Effective Time (the "Indemnified Parties"); provided, however, that Parent may, in lieu of maintaining such existing insurance as provided above, cause comparable coverage to be provided under any policy maintained for the benefit of Parent or any of the Parent Subsidiaries, so long as the material terms thereof are no less advantageous than such existing insurance.

                    (c)  This Section 6.11 is intended to
     benefit the Company Indemnified Parties and the Indemnified Parties and shall be binding on all successors and assigns of Parent, Newco, the Company and the Surviving Corporation. Parent hereby guarantees the performance by the Surviving Corporation of the indemnification obligations pursuant to this Section 6.11.

                    (d)  The Company shall use its reasonable
     efforts to provide all required or appropriate notices under such existing insurance with respect to potential claims of which it is aware prior to the Effective Time.

               6.12  Employees.

                    (a)  Except as otherwise provided herein,
     until December 31, 1997, Parent agrees to continue to maintain for the benefit of all officers and employees of the Company and the Company Subsidiaries ("Company
     Employees") those employee benefit plans, programs, arrangements and policies that are currently maintained by the Company for the benefit of Company Employees.
     Thereafter, and except as otherwise provided in this paragraph (a), Parent shall provide generally to Company Employees employee benefit plans, programs, arrangements and policies that are no less favorable than those provided by Parent to its similarly situated officers and employees. Until December 31, 1997, Parent shall provide generally to Company Employees severance benefits in accordance with the policies of either (i) the Company as disclosed in Section 6.12(a) of the Company Disclosure
     Schedule, or (ii) Parent, whichever of (i) or (ii) will provide the greater benefit to the officer or employee, provided that (x) the officer or employee signs a release similar to the release that must be signed by employees of Parent in similar circumstances and (y) no severance benefits will be paid solely because an officer or employee is not offered employment with Parent or an affiliate of Parent in the same geographic location. For purposes of participation, vesting and benefit accrual under such employee benefit plans, the service of Company Employees prior to the Effective Time shall be treated as service with Parent participating in such employee benefit plans to the extent permitted by law; provided, however, that in the case of any Company defined benefit plan, Parent may provide for an adjustment or offset for benefits accrued under such Company Plan. Notwithstanding anything in this Section 6.12(a) to the contrary, (i) during any period of time when any Company Plan requires continued benefit accrual in the event of a change of control, then
     Parent during such period of time shall continue to maintain such Company Plan as an ongoing plan for such period of time,
     (ii) during such period of time the participants in such Company Plan shall not participate in Parent's comparable benefit plan; and (iii) when participants become covered under Parent's comparable benefit plan, then the provisions of the immediately preceding sentence shall apply (including an offset for benefits accrued under such Company Plan following the Effective Time).

                    (b)  Parent and the Surviving Corporation
     hereby agree to honor without modification and assume the employment agreements, executive termination agreements and individual benefit arrangements set forth in Section 6.12(b) of the Company Disclosure Schedule, all as in effect at the Effective Time.

                    (c)  Parent shall advise the employees of
     the Company, in a written communication issued to such employees as soon as practicable following the date of this Agreement, of Parent's undertakings set forth in this Section 6.12.

               6.13 Conduct of Business of Newco. During the period of time from the date of this Agreement to the Effective Time, Newco shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

               6.14 Rights Agreement. The Company shall take all action necessary to ensure that, so long as this Agreement shall not have been terminated pursuant to
     Article VIII hereof, no "Rights" (as that term is defined in the Rights Agreement) are issued or required to be issued to the stockholders of the Company prior to, or as of, the Effective Time; provided, however, that if the Company shall redeem the Rights in response to any actions taken by any person other than Parent or Newco, Parent shall deliver to the Company on or prior to the time for the payment of the Redemption Price (as defined in the Rights Agreement) as provided in the Rights Agreement an amount equal to the aggregate Redemption Price to be paid to the stockholders of the Company other than Textron; provided, further, that in the event of any such redemption, Parent and Newco agree that none of the Company's representations, warranties, covenants or agreements set forth in this Agreement shall be deemed to be inaccurate, untrue or breached in any respect for any purpose as a result of the redemption of the Rights.

               6.15  Compliance with the Securities Act.

                    (a)  At least 20 days prior to the
     Effective Time, the Company shall cause to be delivered to Parent a list identifying all persons who were, in the Company's reasonable judgment, at the record date for the Company Stockholders Meeting convened in accordance with
     Section 6.7(a) hereof, "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates").

                    (b)  The Company shall use its reasonable
     efforts to cause each person who is identified as one of its Affiliates in its list referred to in Section 6.15(a) above to deliver to Parent (with a copy to the Company), at or prior to the Effective Time, an executed letter agreement, in a form customary for the type of transaction contemplated by this Agreement, (the "Affiliate Letters").

                    (c)  If any Affiliate of the Company
     refuses to provide an Affiliate Letter, Parent may place appropriate legends on the certificates evidencing the shares of Parent Common Stock to be received by such Affiliate pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for shares of Parent Common Stock to the effect that the shares of Parent Common Stock received by such Affiliate pursuant to this Agreement only may be sold, transferred or otherwise conveyed (i) pursuant to an effective registration statement under the Securities Act, (ii) in compliance with Rule 145 promulgated under the Securities Act, or (iii) pursuant to another exemption under the Securities Act.

                            ARTICLE VII

              CONDITIONS TO CONSUMMATION OF THE MERGER

               7.1  Conditions to Each Party's Obligations to
     Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

                    (a)  Stockholder Approvals.

                         (i)  This Agreement shall have
          been duly approved by the stockholders of the Company entitled to vote with respect thereto in accordance with applicable Law and the Articles of Organization and By-Laws of the Company; and

                         (ii)  each of the issuance of
          shares of Parent Common Stock in the Merger and the Charter Amendment shall have been duly approved by the stockholders of Parent entitled to vote with respect thereto in accordance with applicable Law and the Certificate of Incorporation and By-Laws of Parent and, in the case of the issuance of shares of Parent Common
          Stock in the Merger, the rules of the NYSE.

                    (b)  Injunction.  There shall not be in
     effect any Law or Order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated; provided, however, that, subject to the terms and provisions herein provided (including but not limited to Section 6.8 of this Agreement), prior to invoking this condition each party shall use its reasonable efforts to have any such Order vacated.

                    (c)  Governmental Filings and Consents.
     Subject to the terms and provisions herein provided (including but not limited to Section 6.8 hereof), all governmental Consents legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time (including but not limited to the approval of the Commissioners of Insurance of the Commonwealth of Massachusetts and the State of Delaware and any Consents which may be required under the insurance Laws of any state in which the Company or any of the Company Subsidiaries conducts any business or owns any assets), except where the failure to obtain any such Consent would not reasonably be expected to have a Parent Material Adverse Effect, and the waiting periods under the HSR Act shall have expired or been terminated.
     Parent shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the shares of Parent Common Stock pursuant to this Agreement in the Merger.

                    (d)  NYSE Listing of Shares of Parent
     Common Stock. The shares of Parent Common Stock issuable to the holders of Shares pursuant to this Agreement in the Merger shall have been authorized for listing on the NYSE, upon official notice of issuance.

                    (e)  Registration Statement.  The
     Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

               7.2 Additional Conditions to the Obligations of Parent and Newco. The respective obligations of Parent and Newco to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Parent or Newco, as the case may be, to the extent permitted by applicable law:

                    (a)  Representations and Warranties.  For
     purposes of this Section 7.2(a), the accuracy of the representations and warranties of the Company set forth in Article IV of this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 4.2 of this Agreement, including the information set forth on the Company Disclosure Schedule relating thereto, shall be true and correct (except for inaccuracies which are de minimis in amount). All representations and warranties set forth in Article IV which are qualified by reference to materiality or a Company Material Adverse Effect shall be true and correct and all other representations and warranties set forth in
     Article IV of this Agreement shall be true and correct in all material respects.

                    (b)  Performance.  The Company shall have
     performed in all material respects all of its respective covenants and agreements under this Agreement theretofore to be performed.

                    (c)  Officer's Certificate.  Parent shall
     have received at the Effective Time a certificate dated the Effective Time and executed by the Chief Executive Officer or the Chief Financial Officer of the Company certifying to the fulfillment of the conditions specified in Sections 7.2(a) and (b) hereof.

                    (d)  Capital Contribution.  Textron shall
     have made after November 1, 1996 a capital contribution to the Company (which may, at the election of Textron, be by means of a surplus note or other asset which may properly be taken into account in determining risk-based capital levels) in the amount of the statutory reserve strengthening required by the Commissioner of Insurance of the Commonwealth of Massachusetts as a condition to granting any necessary Consents in connection with the transactions contemplated hereby; provided, however, that Textron's contribution after November 1, 1996 pursuant hereto shall be at least $100 million but shall not under any circumstances exceed $180 million in the aggregate for such capital contribution. Textron shall have further complied in all material respects with its obligations under Section 4(a) and 4(b) of the Textron Voting Agreement which are capable of being performed prior to the Effective Time.

                    (e)  The amount of the statutory reserve
     strengthening required by the Commissioner of Insurance of the Commonwealth of Massachusetts as a condition to granting any necessary Consents in connection with transactions contemplated hereby shall not exceed $180 million; provided that this condition shall be deemed to be satisfied if Textron shall have increased the amount of its capital contribution contemplated by Section 7.2(d) of this Agreement by an amount equal to such excess (it being agreed that neither Textron nor Parent shall be under any obligation to make any such additional contribution).

               7.3 Additional Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

                    (a)  Representations and Warranties.  For
     purposes of this Section 7.3(a), the accuracy of the representations and warranties set forth in Article V of this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 5.2 of this Agreement, including the information set forth on the Parent Disclosure Schedule relating thereto, shall be true and correct (except for inaccuracies which are de minimis in amount). All representations and warranties set forth in Article V of this Agreement which are qualified by reference to materiality or a Parent Material Adverse Effect shall be true and correct and all other representations and warranties set forth in Article V of this Agreement shall be true and correct in all material respects.

                    (b)  Performance.  Parent and Newco shall
     have performed in all material respects all of their respective covenants and agreements under this Agreement theretofore to be performed.

                    (c)  Officer's Certificate.  The Company
     shall have received at the Effective Time a certificate dated the Effective Time and executed by the Chief Executive Officer or the Chief Financial Officer of Parent certifying to the fulfillment of the conditions specified in Sections 7.3(a) and (b) hereof.

                            ARTICLE VIII

                            TERMINATION

               8.1  Termination by Mutual Consent.  This
     Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by stockholders of the Company, by the mutual written consent of Parent and the Company.

               8.2  Termination by Either Parent or the
     Company. This Agreement may be terminated and the Merger may be abandoned by Parent or the Company, before or after the approval by stockholders of the Company, if (i) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Merger and such Order shall have become final and nonappealable, provided, that the party seeking to terminate this Agreement pursuant to this clause (i) shall have used all reasonable efforts to remove such Order, (ii) the Merger shall not have been consummated by May 28, 1997; provided that the right to terminate this Agreement pursuant to this Section 8.2(ii) shall not be available to any party whose failure to fulfill any of its material obligations under this Agreement results in the failure of the Merger to occur on or prior to such date; (iii) this Agreement shall have been voted on by stockholders of the Company and the vote shall not have been sufficient to satisfy the condition set forth in Section 7.1(a)(i) or (iv) the issuance of shares of Parent Common Stock in the Merger and the other transactions contemplated by this Agreement shall have been voted on by stockholders of Parent and the vote shall not have been sufficient to satisfy the condition set forth in Section 7.1(a)(ii).

               8.3 Termination by Parent. This Agreement may be terminated by Parent and the Merger may be abandoned prior to the Effective Time, before or after the approval by stockholders of the Company, (i) in the event of a material breach by the Company of any covenant or agreement contained in this Agreement which, by its nature, cannot be cured prior to the Closing or which has not been cured within 30 days after the giving of written notice to the Company of such breach, (ii) in the event of an inaccuracy of any representation or warranty of the Company contained in this Agreement which, by its nature, cannot be cured prior to the Closing or which has not been cured within 30 days after the giving of written notice to the Company of such inaccuracy and which inaccuracy, in either case, would cause the conditions set forth in Section 7.2(a) not to be satisfied, (iii) in the event that any of the conditions precedent to the obligations of Parent to consummate the Merger cannot be satisfied or fulfilled by the date set forth in Section 8.2(ii) of this Agreement, provided that the failure of such conditions to be so satisfied shall not be as a result of Parent's failure to fulfill its material obligations under this Agreement, or (iv) the Board of Directors of the Company withdraws or materially modifies or changes its recommendation or approval of this Agreement in a manner adverse to Parent or Newco.

               8.4  Termination by the Company.  This
     Agreement may be terminated by the Company and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by stockholders of the Company, (i) in the event of a material breach by Parent or Newco of any covenant or agreement contained in this Agreement which, by its nature, cannot be cured prior to the Closing or which has not been cured within 30 days after the giving of written notice to Parent of such breach, (ii) in the event of an inaccuracy of any representation or warranty of Parent or Newco contained in this Agreement which, by its nature, cannot be cured prior to the Closing or which has not been cured within 30 days after the giving of written notice to the Company of such inaccuracy and which inaccuracy, in either case, would cause the conditions set forth in Section 7.3(a) not to be satisfied, (iii) in the event that any of the conditions precedent to the obligations of the Company to consummate the Merger cannot be satisfied or fulfilled by the date set forth in Section 8.2(ii) of this Agreement, provided that the failure of such conditions to be so satisfied shall not be as a result of the Company's failure to fulfill its material obligations under this Agreement, or (iv) prior to the Company Stockholders Meeting, the Board of Directors of the Company has (y) withdrawn or modified or changed its recommendation or approval of this Agreement in a manner adverse to Parent and Newco in order to approve and permit the Company to execute a definitive agreement relating to an Alternative Proposal and (z) determined, based on the advice of outside legal counsel to the Company, that the failure to take such action as set forth in the preceding clause (y) would be reasonably likely to result in breach of the Board of Director's fiduciary duties under applicable law; provided, however, that the Board of Directors of the Company shall have been advised by such outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, such fiduciary duties would also be reasonably likely to require the directors to terminate this Agreement as a result of such Alternative Proposal; provided, further, that the Company shall immediately advise Parent following the receipt by it of any Alternative Proposal and the details thereof, and advise Parent of any developments with respect to such Alternative Proposal immediately upon the occurrence thereof.

               8.5  Effect of Termination.

                    (a)  In the event of termination of this
     Agreement and the abandonment of the Merger pursuant to this Article VIII, written notice thereof shall as promptly as practicable be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein: (i) except as provided in Section 8.5(b), there shall be no liability or obligation on the part of Parent or Newco, the Company or any of the Company Subsidiaries or their respective officers and directors, and all obligations of the parties shall terminate, except (A) for the obligations of the parties pursuant to this Section 8.5,
     (B) for the provisions of Sections 9.1 and 9.2, (C) for the obligations of parties set forth in the Confidentiality Agreements referred to in Section 6.9(c) hereof and (D) that a party who is in willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement shall be liable for damages occasioned by such breach, including without limitation any expenses incurred by the other party in connection with this Agreement, and (ii) all filings, applications and other submissions made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the agency or person to which made.

                    (b)  Under the circumstances set forth in
     this Section 8.5(b), and only under these circumstances, the Company agrees to make certain termination payments to Parent as follows: (i) if an Alternative Proposal which provides that the Company's stockholders will receive in excess of $26.00 per share is then outstanding and (ii) the Board of Directors of the Company withdraws or modifies or changes in a manner adverse to Parent or Newco its approval or recommendation of this Agreement or the Merger in order to permit the Company to execute a definitive agreement relating to such Alternative Proposal, then, provided Parent and Newco shall not be in material breach of their obligations under this Agreement, the Company shall pay Parent the sum of $22,500,000 in cash (the "Termination Payment"). The Termination Payment shall be made as promptly as practicable but not later than three business days after such termination, and such payment shall be made by wire transfer of immediately available funds to an account designated by Parent. Notwithstanding anything in this Agreement to the contrary, the Termination Payment shall be Parent's sole and exclusive remedy hereunder for the withdrawal, modification or change in such approval or recommendation of the Board of Directors of the Company under the circumstances described in this Section 8.5(b) and, upon such payment and delivery of the Termination Payment to Parent, no person shall have any further claim or rights against the Company under this Agreement.

                             ARTICLE IX

                     MISCELLANEOUS AND GENERAL

               9.1  Payment of Expenses and Other Payments.
     Whether or not the Merger shall be consummated and except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

               9.2 Survival of Representations and Covenants; Survival of Confidentiality Agreements. The respective representations, warranties, covenants and agreements of the parties made herein shall not survive beyond the earlier of termination of this Agreement or the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time. The Confidentiality Agreements shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreements shall apply to all information and material delivered by any party hereunder.

               9.3 Modification or Amendment. Subject to the applicable provisions of the MBCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of this Agreement by the stockholders of the Company, no amendment shall be made which changes the consideration payable in the Merger or adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders.

               9.4 Waiver and Extension. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) except to the extent prohibited by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver or such condition or breach or a waiver of any condition or of the breach of any other term of this Agreement.

               9.5 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

               9.6  Governing Law.  This Agreement shall be
     governed by, and construed in accordance with, the Laws of the Commonwealth of Massachusetts without giving effect to the principles of conflicts of law thereof.

               9.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation (with a confirming copy sent by overnight courier) if sent by telecopy or like transmission, and on the next business day when sent by Federal Express, Express Mail, or other reputable overnight courier, as follows:

                    (a)  If to the Company, to

                          The Paul Revere Corporation
                          18 Chestnut Street
                          Worcester, MA  01608
                          Attention:  Senior Vice President
                                      and General Counsel
                          (508) 799-4441 (telephone)
                          (508) 792-6337 (telecopier)

                          with a copy to:

                          Skadden, Arps, Slate, Meagher & Flom LLP
                          One Beacon Street
                          Boston, MA  02108
                          Attention:  Margaret A. Brown, Esq.
                          (617) 573-4800 (telephone)
                          (617) 573-4822 (telecopier)

                          and a copy to:

                          Textron Inc.
                          40 Westminster Street
                          Providence, RI  02903-2596
                          Attention:  Executive Vice President
                                      and General Counsel
                          (401) 421-2800 (telephone)
                          (401) 457-2418 (telecopier)

                    (b)  If to Parent or Newco, to

                          Provident Companies, Inc.
                          1 Fountain Square
                          Chattanooga, TN  37402
                          Attention: Chief Financial Officer
                          (423) 755-6866 (telephone)
                          (423) 755-3194 (telecopier)

                         with a copy to:

                          Alston & Bird
                          1201 West Peachtree Street
                          Atlanta, GA  30309
                          Attention:  Dean Copeland, Esq.
                          (404) 881-7000 (telephone)
                          (404) 881-7777 (telecopier)

     or to such other persons or addresses as may be designated in writing by the party to receive such notice. Nothing in this Section 9.7 shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including litigation arising out of or in connection with this Agreement), which service shall be effected as required by applicable law.

               9.8  Entire Agreement; Assignment.  This
     Agreement, the Confidentiality Agreements and the Separation Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

               9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article III hereof, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 6.11 shall inure to the benefit of and be enforceable by the Indemnified Parties or Company Indemnified Parties, as the case may be.

               9.10  Certain Definitions.  As used herein:

                    (a)  "Alternative Proposal" shall mean any
     proposal or offer for a merger, asset acquisition or other business combination involving the Company or any Company Subsidiary or any proposal or offer to acquire a significant equity interest in, or a significant portion of the assets of, the Company or any Company Subsidiary other than the transactions contemplated by this Agreement.

                    (b)  "Company Material Adverse Effect"
     shall mean any adverse change in the assets, liabilities, financial condition, or results of operations of the Company or any of the Company Subsidiaries which, individually or together with any other such adverse change, is material to the Company and the Company Subsidiaries taken as a whole (provided, that a matter or matters taken together shall be deemed to have a material adverse change in the assets, liabilities, financial condition, or results of operations only if such matter or matters has resulted or is reasonably anticipated to have a quantifiable, after-tax adverse impact of at least $40,000,000) or any material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

                    (c)  "Company Plans" shall mean the
     employee benefit plans, programs and arrangements maintained or contributed to by the Company or any Company Subsidiary.

                    (d)  "Company Properties" shall mean all
     parcels of real property owned by the Company or any Company Subsidiary.

                    (e)  "Consent" shall mean any consent,
     approval, authorization, clearance, exemption, waiver, or similar affirmation by, or filing with or notification to, a person pursuant to any Contract, Law, Order, or Permit.

                    (f)  "Contract" shall mean any written or
     oral agreement, arrangement, commitment, contract, indenture, instrument, lease or other obligation of any kind or character, or other obligation that is binding on any person or its capital stock, properties or business.

                    (g)  "Default" shall mean (i) any breach
     or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any liability under, or create any Lien in connection with, any

     Contract, Order or Permit.

                    (h)  "Environmental Claim" shall mean any
     investigation, notice of violation, demand, allegation, action, suit, Order, consent decree, penalty, fine, Lien, proceeding or claim (whether administrative, judicial or private in nature) arising: (i) pursuant to, or in connection with, an actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or actual or alleged activity associated with any Hazardous Material; (iii) from any abatement, removal, remedial, corrective or other response action in connection with any Hazardous Material, Environmental Law or Order, or (iv) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

                    (i)  "Environmental Law" shall mean any
     Law pertaining to: (i) the protection of health, safety and the indoor or outdoor environment; (ii) the conservation, management or use of natural resources and wildlife; (iii) the protection or use of surface water and ground water; (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material; or (v) pollution (including any release to air, land, surface water and ground water); and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. SECTION 9601 et seq., and the Solid Waste Disposal Act, as amended, 42 U.S.C. SECTION 6901 et seq.

                    (j)  "ERISA Affiliate" shall mean any
     corporation or trade or business, whether or not incorporated, that together with an entity or any Subsidiary of such entity would be deemed a "single employer" within the meaning of Section 4001 of ERISA, or considered as being members of a controlled group of corporations, under common control, or members of an affiliated service group within the meaning of Subsections 414(b), (c), (m) or (o) of the Code or
     Section 4001(a)(14) of ERISA.

                    (k)  "Hazardous Material" shall mean any
     substance, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic, and includes without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction thereof), and any hazardous or toxic waste, material or substance regulated under any Environmental Law.

                    (l)  "Law" shall mean any law, ordinance,
     regulation, rule, or statute or the U.S. Federal
     Government or any state or subdivision thereof applicable to a person or its properties, liabilities or business.

                    (m)  "Lien" shall mean any conditional
     sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, option, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest.

                    (n)  "Litigation" shall mean any action,
     arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other administrative or other proceeding, whether at law or at equity, before or by any federal, state or foreign court, tribunal, or agency or before any arbitrator.

                    (o)  "Order" shall mean any administrative
     decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or authority.

                    (p)  "Parent Material Adverse Effect"
     shall mean any adverse change in the assets, liabilities, financial condition, or results of operations of Parent or any of the Parent Subsidiaries which is material to Parent and the Parent Subsidiaries taken as a whole or any material adverse effect on the ability of Parent or Newco to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

                    (q)  "Parent Plans" shall mean the
     employee benefit plans, programs and arrangements maintained or contributed to by Parent or any Parent
     Subsidiary.

                    (r)  "Parent Properties" shall mean all
     parcels of real property owned by Parent or any Parent
     Subsidiary.

                    (s)  "Permit" shall mean any federal,
     state, local or foreign governmental approval, authorization, certificate, declaration, easement, filing, franchise, license, notice, permit, variance, clearance, exemption, closure or right to which any person is a party or that is or may be binding upon or inure to the benefit of any person or its securities, properties or business.

                    (t)  "Subsidiary" shall mean, when used
     with reference to any entity, any corporation a majority of the outstanding voting securities of which are owned directly or indirectly by such former entity.

                    (u)  "Date of this Agreement" and words of
     similar import (such as "date hereof") shall mean April
     29, 1996.

               9.11  Obligation of Parent.  Whenever this
     Agreement requires Newco to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Newco to take such action and a guarantee of the performance thereof.

               9.12  Validity.  The invalidity or
     unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

               9.13  Captions.  The Article, Section and
     paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.


               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

     Attest:                       THE PAUL REVERE CORPORATION

     [seal]

     /s/ John H. Budd              By:/s/ Charles E. Soule
                                      Name:  Charles E. Soule
                                      Title: President and Chief
                                              Executive Officer

     Attest:                       PROVIDENT COMPANIES, INC.

     [seal]

     /s/ Susan N. Roth             By:/s/ J. Harold Chandler
                                      Name:  J. Harold Chandler
                                      Title: President

     Attest:                       PATRIOT ACQUISITION
                                     CORPORATION
     [seal]

     /s/ Susan N. Roth             By:/s/ Thomas R. Watjen
                                      Name:  Thomas R. Watjen
                                      Title: President